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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Alliance Imaging, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANCE IMAGING, INC.
1900 S. State College Blvd., Suite 600
Anaheim, CA 92806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2008

Dear Stockholders:

        On Friday, May 23, 2008, Alliance Imaging, Inc. will hold its Annual Meeting of Stockholders (the "Annual Meeting") at Alliance's corporate headquarters located at 1900 S. State College Boulevard, Suite 600, Anaheim, California 92806. The meeting will begin at 10:00 a.m. Pacific time.

        Only record holders of shares of common stock of Alliance Imaging, Inc., par value $0.01 per share ("Common Stock"), at the close of business on April 16, 2008 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements thereof. The purpose of the meeting is to:

  1.
  Elect three (3) Class I directors to hold office for a 3-year term;

  2.
  Approve an amendment to our 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended and restated;

  3.
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

  4.
  Approve the form of indemnification agreement for Alliance Imaging, Inc.'s directors and officers and ratify the indemnification agreements previously entered into by Alliance Imaging, Inc. with its directors and officers in accordance with the form; and

  5.
  Act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements thereof.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT

By Order of the Board of Directors,
/S/ ELI H. GLOVINSKY
Eli H. Glovinsky Executive Vice President, General Counsel and Secretary

Anaheim, California
April 16, 2008

ALLIANCE IMAGING, INC.
1900 S. State College Blvd., Suite 600
Anaheim, CA 92806

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2008

QUESTIONS AND ANSWERS

1.	Q:	WHO IS SOLICITING MY VOTE?
	A:	This proxy solicitation is being made and paid for by Alliance Imaging, Inc. ("Alliance," "we" or "our").
2.	Q:	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?
	A:	This Proxy Statement was first mailed to stockholders on or about April 21, 2008.
3.	Q:	WHAT MAY I VOTE ON?
	A:	You may vote on the following matters:
(1) The election of three (3) Class I directors to hold office for a 3-year term;
(2) The approval of an amendment to the 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended and restated;
(3) The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and
(4)
The approval of the form of indemnification agreement for our directors and officers and ratification of the indemnification agreements we previously entered into with our directors and officers in accordance with the form.
4.	Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?
	A:	The Board recommends a vote FOR each of the proposals described in this Proxy Statement.
5.	Q:	WHO IS ENTITLED TO VOTE?
A:
Record holders of our common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on April 16, 2008 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, 51,032,021 shares of Common Stock were outstanding. The shares of Common Stock in our treasury on that date, if any, will not be voted. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share on all matters to be voted on at the Annual Meeting.
6.	Q:	HOW DO I VOTE?
A:
You may vote either by attending the Annual Meeting, or by signing and dating your proxy card and returning it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote for any or all of the proposals, your shares will be voted FOR all of the unmarked proposals. You have the right to revoke your proxy at any time before the Annual Meeting by:
(1) sending a written notice of revocation to our Secretary, Eli H. Glovinsky, at the address shown above;
(2) attending the Annual Meeting and voting in person; or
(3) returning a later-dated proxy card.

7.	Q:	WHO WILL COUNT THE VOTE?
A:
Our Assistant Secretary will count the votes and act as the inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below).
8.	Q:	HOW MANY VOTES ARE NEEDED FOR A QUORUM AND TO APPROVE EACH OF THE ITEMS?
A:
The holders of a majority of the shares of our Common Stock outstanding on the Record Date, represented in person or by proxy, constitutes a quorum for the transaction of business. The election of each director nominee must be approved by a plurality of the votes cast by stockholders represented at the meeting in person or by proxy. The approval of the amendment to our 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended and restated, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and the approval of the form of directors and officers indemnification agreement and ratification of existing indemnification agreements must be approved by the affirmative vote of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the meeting. In addition, for approval of the amendment to our 1999 Equity Plan, the total votes cast on the proposal must represent over 50% of our outstanding shares of Common Stock.
9.	Q:	WHAT ARE BROKER NON-VOTES AND WHAT EFFECT WILL THEY HAVE?
A:
Under the rules of the New York Stock Exchange, a bank, broker or other nominee may exercise discretionary authority to vote shares for the election of directors, for the ratification of our auditor or for the approval of our form indemnification agreement and ratification of existing agreements if specific instructions are not received from the holder of the shares. However, on any non-routine matters, such as the proposal relating to the amendment to our 1999 Equity Plan, brokers may not exercise discretionary authority. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote such shares. The broker non-votes generally would count to establish a quorum for the meeting, but would generally not be counted for or against the proposals you are being asked to approve at the annual meeting. The broker non-votes could, however, prevent approval of the amendment to our 1999 Equity Plan if they prevented the total votes cast on the proposal from representing over 50% in interest of our outstanding shares of Common Stock.
10.	Q:	WHAT EFFECT WILL ABSTENTIONS HAVE?
	A:	Abstentions may be specified on proposals other than the election of directors and would have the effect of votes cast against the proposals. Abstentions would count toward establishing a quorum.
11.	Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:
We do not know of any business to be considered at the 2008 Annual Meeting other than the proposals described in this Proxy Statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Howard K. Aihara and Eli H. Glovinsky to vote on such matters at their discretion.

12.	Q:	WHO IS THE LARGEST PRINCIPAL STOCKHOLDER?
A:
As of April 16, 2008, Oaktree Capital Group Holdings GP, LLC, which we refer to as Oaktree Group, beneficially owned through affiliated investment funds 22,749,005 shares of our Common Stock (44.6% of the voting shares), and MTS Health Investors, LLC, which we refer to as MTS, beneficially owned through affiliated investment funds 2,080,000 shares of our Common Stock (4.1% of the voting shares). For simplicity, we sometimes refer to Oaktree Group and its affiliated entities as Oaktree, and refer to MTS Health Investors, LLC and its affiliated entities as MTS. Oaktree and MTS have advised us that they intend to vote these shares of Common Stock in favor of each of the matters described above.
13.	Q:	WHERE CAN I FIND ALLIANCE'S FINANCIAL INFORMATION?
A:
Our consolidated financial statements and related information are included in the Annual Report on Form 10-K for the year ended December 31, 2007 which is enclosed with this Proxy Statement. The Form 10-K is enclosed with this Proxy Statement, but is not incorporated into this Proxy Statement and is not proxy soliciting material.
14.	Q:	WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING DUE?
A:
In general, stockholders who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2009 Annual Meeting must submit their proposals to our Secretary on or before December 17, 2008.

In accordance with our Bylaws, in order to be properly brought before the 2009 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the address set forth below no earlier than January 23, 2009 and no later than February 22, 2009. All stockholders must also comply with the applicable requirements of the Securities Exchange Act of 1934. Your submission must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, please write to the Secretary of Alliance Imaging, Inc. at 1900 S. State College Blvd., Suite 600, Anaheim, CA 92806.
15.	Q:	WHO ARE THE PROXY SOLICITORS AND WHAT ARE THE SOLICITATION EXPENSES?
A:
We will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to owners of our stock in accordance with applicable rules. Our officers, directors and employees may undertake solicitation activities without any compensation for such duties.

PROPOSALS YOU MAY VOTE ON

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes, with each director serving a three-year term and one class of directors being elected at each year's annual meeting of stockholders. At each annual meeting of stockholders, nominees are elected as directors to a class with a term of office that expires at the annual meeting of stockholders held three years after the year of the nominee's election, and until their successors are elected and qualified. The terms of office of the three incumbent Class I directors expire at the 2008 Annual Meeting. The Board has nominated incumbent directors, Neil F. Dimick, Paul S. Viviano and Curtis S. Lane, for election to a three-year term of office that will expire at the Annual Meeting to be held in 2011.

        YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THREE (3) NOMINEES FOR DIRECTOR.

        Anthony B. Helfet and Michael P. Harmon are in the class of directors whose term expires at the 2009 Annual Meeting. Edward L. Samek and Stephen A. Kaplan are in the class of directors whose term expires at the 2010 Annual Meeting. Mr. Kaplan has informed us that he intends to step down from the Board at the time of our Annual Meeting. The Board has determined to fill the vacancy created by Mr. Kaplan's resignation by appointing Aaron A. Bendikson to the Board, effective immediately after Mr. Kaplan's resignation becomes effective.

        Below is information about the Class I nominees and our other current and prospective directors, excluding Mr. Kaplan, including their principal occupation, business experience, directorships in other public companies and other information. If for any reason any of the nominees should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other nominees. The Board, however, expects all nominees to be available to serve if elected.

Nominees and Other Members of the Board of Directors

The Class I Nominees

NEIL F. DIMICK Age 58	Director Since November 2002

        Mr. Dimick, a healthcare consultant and private investor, has been a director since November 2002. Mr. Dimick served as executive vice president and chief financial officer of AmerisourceBergen Corporation from August 2001 through April 2002. From 1992 through August 2001 he served as senior executive vice president and chief financial officer of Bergen Brunswig Corporation. Mr. Dimick began his career as a corporate auditor with Deloitte & Touche in 1973 where he held the position of partner for eight years. Mr. Dimick is also a director of WebMD Corporation, HLTH Corporation (the parent of WebMD Corporation), Resources Connection, Inc., Thoratec Corporation and Mylan Laboratories, Inc. Mr. Dimick currently serves as the Chairman of our Audit Committee and a member of our Finance Committee and Nominating and Corporate Governance Committee.

PAUL S. VIVIANO Age 55	Director Since January 2003

        Mr. Viviano has been a director since January 2, 2003 and the chairman of the Board since October 2003. He served as our president and chief operating officer from January 2, 2003 through April 7, 2003 at which time he became our president and chief executive officer. Effective October 1, 2003, Mr. Viviano became our chairman and chief executive officer. Prior to joining us, Mr. Viviano was president and chief executive officer of USC University Hospital and USC Norris Cancer Hospital

from 2000 to 2002. He was a manager of the St. Joseph Health System from 1987 to 2000 and served as its executive vice president and chief operating officer from 1995 to 2000. Mr. Viviano currently serves as the Chairman of the Finance Committee.

CURTIS S. LANE Age 50	Director Since April 2007

        Mr. Lane has been a director since April 2007. Mr. Lane founded MTS Health Investors, LLC. in March 2000. Prior to MTS, Mr. Lane was a partner at Evercore Partners. From 1985 to 1998 he was at Bear Stearns & Co. Inc., where he was a Senior Managing Director responsible for healthcare investment banking. He presently serves as a director of IASIS Healthcare Corporation, Novis Pharmaceuticals, Inc. and Senior Home Care, Inc. Mr. Lane currently serves as a member of our Nominating and Corporate Governance Committee and Compensation Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board of Directors, and Mr. Lane is one of those designees.

Incumbent Class II Directors serving for a term expiring in 2009

ANTHONY B. HELFET Age 64	Director Since October 2001

        Mr. Helfet, a retired investment banker, has been a director since October 2001. From March 2006 until September 2007, Mr. Helfet served as the Vice Chairman and the Co-Head of Mergers and Acquisitions of Merriman Curhan Ford & Co., a wholly-owned subsidiary of MCF Corporation. From September 2001 through December 2001, he was a Special Advisor to UBS. From 1991 to August 31, 2001, Mr. Helfet was a Managing Director of Dillon, Read & Co. Inc. and its successor organization, UBS Warburg. Mr. Helfet was also Managing Director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989. Mr. Helfet is also a director of Layne Christensen Company. Mr. Helfet currently serves as a member of our Compensation Committee and Audit Committee.

MICHAEL P. HARMON Age 39	Director Since April 2007

        Mr. Harmon has been a director since April 2007. Mr. Harmon is a Managing Director of Oaktree Capital Management, L.P., a registered investment advisor and affiliate of Oaktree Group, where he has been responsible for sourcing, evaluating and managing private equity investments since 1997. Prior to this, Mr. Harmon held positions in the Corporate Recovery Consulting group of Price Waterhouse and the Distressed Credits group at Society Corporation. Mr. Harmon currently serves as a director of Suddenlink Communications (a part of Cequel Communications, LLC), Novis Pharmaceuticals, Inc., Senior Home Care and Wright Line. Mr. Harmon currently serves as Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and Finance Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board of Directors, and Mr. Harmon is one of those designees.

Incumbent and Prospective Class III Directors serving for a term expiring in 2010

EDWARD L. SAMEK Age 71	Director Since October 2001

        Mr. Samek has been a director since October 2001. Mr. Samek served as vice chairman of MedQuist, Inc. from 1998 to 2000 and as chairman and chief executive officer of The MRC Group and predecessor companies from 1982 to 1998 when it was acquired by MedQuist. Previously he served as President of Hudson Pharmaceutical Corporation and Childcraft Education Corp. He has also held executive and management positions with Procter & Gamble, Johnson & Johnson and Avon Products, Inc. Currently an independent consultant and investor, Mr. Samek serves as a director of North American Management Corp., Caremedic Systems, Inc., Veritext, LLC, the Jackson Laboratory and Water Jel. Mr. Samek currently serves as the Chairman of our Nominating and Corporate Governance Committee and a member of our Compensation Committee and Audit Committee.

AARON A. BENDIKSON Age 34

        Mr. Bendikson is a senior vice president at Oaktree Capital Management, L.P. where he focuses on executing and sourcing leveraged/management buyouts, expansion capital investments and corporate restructurings. He dedicates a significant portion of his time to the Healthcare, Gaming and Business Services sectors. Prior to joining Oaktree in 2005, Mr. Bendikson served as a Principal with Soros Fund Management's private equity affiliate. Before joining Soros in 1999, Mr. Bendikson was an investment banker within J.P. Morgan & Co.'s Mergers & Acquisitions department. He received an M.B.A. from Harvard Business School and a B.A. degree cum laude in Economics and History from the University of California at Los Angeles, where he was elected to Phi Beta Kappa. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board of Directors, and Mr. Bendikson is one of those designees.

Corporate Governance and Board Committees

        Alliance's business is managed under the direction of our Board of Directors. The Board selects our officers, delegates responsibilities for the conduct of our operations to those officers, and monitors their performance.

        Our Board of Directors has reviewed the independence of the members of our Board, in accordance with the guidelines set out in our Corporate Governance Guidelines (available at www.allianceimaging.com/investors/corporate_governance.html) and Section 303A of the Listed Company Manual of the New York Stock Exchange, or NYSE. As a result of the review, the Board of Directors has determined that Messrs. Bendikson, Lane, Harmon, Helfet, Samek, and Dimick each qualify as independent directors in accordance with Section 303A. In making its independence determinations, the Board noted in particular the following:

  •
  Oaktree Group beneficially owns 22,749,005 shares of our Common Stock. Mr. Bendikson is a senior vice president of Oaktree Capital Management, L.P., an affiliate of Oaktree Group, and Mr. Harmon is a managing director of Oaktree Capital Management, L.P.

  •
  MTS Health Investors, LLC beneficially owns 2,080,000 shares of our Common Stock. Mr. Lane is a member of MTS Health Partners LLC, an affiliate of MTS Health Investors, LLC.

  •
  Oaktree Group and MTS, through affiliated investment funds, acquired 49% of our outstanding shares of Common Stock from Viewer Holdings LLC, an affiliate of Kohlberg, Kravis & Roberts & Co., L.P. (also referred to as KKR), on April 16, 2007, for an aggregate purchase price of approximately $153 million. As a result of the share purchase, Oaktree Group and MTS beneficially own an aggregate of approximately 48.8% of our outstanding shares of Common Stock. In connection with the share purchase, Oaktree and MTS obtained various management rights and rights to designate persons to our Board and committees of our Board under a Governance and Standstill Agreement entered into in connection with the share purchase. They were also assigned registration rights under a registration rights agreement.

        The Board noted that under Section 303A, the concern is independence from management, and that the New York Stock Exchange does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. The Board noted that Oaktree is comprised of nine Principals and over 345 staff members in Los Angeles, New York, London, Tokyo, Singapore,

Frankfurt, Hong Kong, Stamford (Connecticut), Luxembourg and Beijing. The Board noted that over the past decade the principals of MTS have been responsible for 78 financing transactions and 120 M&A and advisory assignments with an aggregate value of over $87 billion. MTS' investment in Alliance was an ordinary course investment for MTS and represents only 3.1% of our outstanding shares of Common Stock. The Board determined that none of the above relationships constituted a material relationship with Alliance for purposes of Section 303A or impaired the independence of Messrs. Bendikson, Lane or Harmon.

        Our Board of Directors meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held eleven meetings in the fiscal year ended December 31, 2007, referred to as fiscal 2007. During fiscal 2007, except as noted below, all directors attended 75% or more of the total of (i) all meetings of the Board of Directors and (ii) all meetings of Committees of the Board on which such director served. Mr. Kaplan attended four of seven meetings of the Board of Directors and Mr. Lane attended six of eleven meetings of the Board and Committees of the Board. In addition to the formal meetings noted above, the Board and the committees of the Board are consulted frequently and sometimes act by written consent taken without a meeting. Our directors are invited to attend our 2008 Annual Meeting. Our Chairman, Mr. Viviano, attended and presided over our 2007 Annual Meeting.

        Executive management, in consultation with the Board of Directors, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The chief executive officer, chief operating officer, chief financial officer, general counsel and other selected members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board's discussion of these presentations. Significant matters that require Board approval are voted on at the meetings. Board members have complete access to senior management.

        Our Board of Directors currently has four committees, the Nominating and Corporate Governance Committee, the Finance Committee, the Compensation Committee and the Audit Committee (Committee charters are available at www.allianceimaging.com/investors/corporate_governance.html).

        The Nominating and Corporate Governance Committee is responsible for the identification of qualified candidates to become Board and Board committee members, the selection of nominees for election as directors at annual stockholders meetings, the selection of candidates to fill Board vacancies, the development and recommendation to the Board of our Corporate Governance Guidelines and oversight of the evaluation of the Board and management. The Committee's current members are Messrs. Samek (Chairman), Dimick, Lane and Harmon. The Nominating and Corporate Governance Committee was formed in April 2007 and met twice in fiscal 2007.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election or appointment, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including ability to make analytical inquiries, representation of significant stockholders, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment, experience in our industry and with relevant social policy concerns, understanding of our business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

        Stockholders may nominate candidates for election to our Board of Directors in accordance with our Bylaws, a copy of which can be obtained by writing to the Corporate Secretary of Alliance Imaging, Inc., 1900 S. State College Blvd., Suite 600, Anaheim, CA 92806. In general, such nominations must be received in writing by the Company's Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year's annual meeting, as set forth in our Bylaws. The nomination must be accompanied by the name and address of the nominating stockholder. It must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership recommended by stockholders, and will evaluate such candidates in the same manner as other candidates identified by the Committee.

        The Finance Committee is responsible for providing assistance to the Board in its oversight of Alliance's financial affairs, capital expenditure policy, investment policy, insurance programs and capital structure. The Committee's current members are Messrs. Dimick, Harmon and Viviano (Chairman). The Finance Committee was formed in April 2007 and met three times in fiscal 2007.

        The Compensation Committee is responsible for discharging the Board's responsibilities relating to compensation of our executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating the compensation plans, policies and programs of the company. As part of these responsibilities, the Committee determines (subject to Board approval in the case of non-CEO compensation) executive base compensation and incentive compensation and approves the terms of stock option grants pursuant to our option plans and arrangements. The Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy materials. Under its Charter, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, except that it is not permitted to delegate its responsibilities with respect to determination of the Chief Executive Officer's compensation, evaluation of the Chief Executive Officer's performance, review of compensation, employment and severance agreements for all other executive officers, review of incentive-compensation and equity-based plans, compensation matters intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, or compensation matters intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 under that Act. The Committee's current members are Messrs. Harmon (Chairman), Lane, Helfet and Samek. During fiscal 2007 the Compensation Committee held four meetings.

        The Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder approval, is also responsible for assisting our Board of Directors with its oversight responsibilities regarding: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm's qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. The members of the Audit Committee are Messrs. Dimick (Chairman), Helfet and Samek. Our Board of Directors has determined that the members of the Audit Committee are "independent" as defined in the NYSE Listing Company Manual. Our Board of Directors has also determined that each member of the Audit Committee is financially literate, as required under the NYSE listing standards, and that Neil Dimick is an "audit committee financial expert" within the meaning of SEC rules. Our Corporate Governance Guidelines provide that the members of the Audit Committee may not serve on the audit committee of more than two other public companies at the same time as they are serving on our Audit Committee unless our Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee. Mr. Dimick currently serves on the audit committees of four public companies, in addition to our Audit Committee. In light of Mr. Dimick's other commitments, our Board of Directors has concluded that his service on those four audit committees would not impair his ability to effectively serve on our Audit Committee. During fiscal 2007, the Audit Committee held seven meetings. For additional information concerning the Audit Committee, see "Report of the Audit Committee of the Board of Directors."

        Stockholders and other parties interested in communicating directly with our independent directors as a group and our Audit Committee may do so by writing to Corporate Secretary, Alliance Imaging, Inc., 1900 S. State College Boulevard, Suite 600, Anaheim, California 92806. Our Corporate Secretary will review all such correspondence and forward to the Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee and handled in accordance with the procedures established by our Audit Committee with respect to such matters.

  Hotline for Accounting or Auditing Matters

        As part of the Audit Committee's role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, the Audit Committee established a hotline for the receipt of complaints regarding our accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees or shareholders of concerns regarding questionable accounting or auditing matters. Employees or stockholders may call the following number (800) 799-4605 to make anonymous submission of their concerns.

Directors' Compensation

        Effective January 1, 2007, the Compensation Committee of the Board of Directors approved an increase in the compensation paid to our non-employee directors. The Compensation Committee based such increase on data provided by Mercer Human Resources Consulting supporting the increase in light of current market conditions. The annual fee paid to our non-employee directors in consideration for their services as directors was increased by $10,000 from $25,000 to $35,000. In addition, our non-employee directors who are unaffiliated with Oaktree and MTS, namely Messrs. Dimick, Helfet and Samek (the "Unaffiliated Directors"), were granted a restricted stock unit award on December 31, 2007 equal to 8,421 shares of Common Stock. This number of shares represents the number of shares of our Common Stock having a value equal to $80,000, rounded down to the nearest whole share, and calculated using the average share price of our stock over the fifteen-day period preceding December 31, 2007. Subject to the approval of Proposal 2 by our stockholders to amend our 1999 Equity Plan to allow for stock awards to our non-employee directors, such restricted stock units will fully vest on December 31, 2008 based on the non-employee director's continued service with us through that date. Subject to the approval of Proposal 2 by our stockholders, the Unaffiliated Directors will also each receive a restricted stock award on December 31, 2008 and each December 31 thereafter of the number of shares of Common Stock having a value equal to $80,000, rounded down to the nearest whole share, and calculated using the average share price of our stock over the fifteen-day period preceding the award date. Such restricted stock awards will fully vest one year after the award date based on the continued service of the non-employee director through the vesting date. Commencing on December 31, 2008 and on December 31 of each year thereafter, our directors who are affiliated with Oaktree and MTS (the "Oaktree/MTS Directors"), namely Messrs. Harmon, Kaplan and Lane (and Mr. Bendikson commencing on December 31, 2009), will receive additional cash compensation of $80,000 in consideration of their Board service during the prior fiscal year. The amount paid on December 31, 2008 will be pro-rated to reflect the Oaktree/MTS Directors' April 16, 2007 Board start date. As in prior years, non-employee directors receive reimbursement of travel expenses related to their Board service. Commencing in 2007, non-employee directors who also serve as members of our Audit Committee receive an additional $15,000 per annum, and the non-employee director who serves as Chairman of our Audit Committee receives an additional $20,000 per annum (these amounts were $10,000 and $15,000, respectively, in 2006).

        In addition, our Board of Directors formed a Special Committee of disinterested and independent directors to consider various matters in connection with the sale by Viewer Holdings LLC, an affiliate of KKR, of 49% of the outstanding shares of our Common Stock to Oaktree and MTS. The Special Committee's members were Messrs. Dimick (Chairman), Helfet and Samek. In 2007, the Chairman of the Special Committee received a one-time fee of $40,000, and the other members received a one-time fee of $30,000. The members of the Special Committee were also entitled to receive an additional per meeting fee of $2,000 per in-person meeting and $1,000 per telephonic meeting.

        We have established a directors' deferred compensation plan for all non-employee directors. In fiscal 2007, each of Messrs. Dimick, Helfet and Samek elected to participate in the director plan and have his annual board membership fee of $35,000 deferred into a stock account and converted quarterly into phantom shares. Upon retirement, separation from the Board of Directors, or the occurrence of a change of control, each director has the option of being paid cash or issued Common Stock for his phantom shares. Messrs. Michelson, Freeman and Momtazee also elected to participate in the director plan, although each has now resigned from the Board of Directors and no longer holds any phantom shares. Neither of Messrs. Kaplan, Harmon or Lane has elected to participate in the director plan. In 2007, the Compensation Committee approved and the Board of Directors ratified an amendment to the directors' deferred compensation plan in order to update the plan and assure compliance with regulatory requirements.

        The following table summarizes the compensation earned during the year ended December 31, 2007 by each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Michael W. Michelson(4)		7,349	7,349
Edward L. Samek	72,000	99,714	171,714
Anthony B. Helfet	72,000	35,000	107,000
James C. Momtazee(4)		59,453	59,453
Neil F. Dimick	87,000	92,044	179,044
Kenneth W. Freeman(4)		7,349	7,349
Michael P. Harmon	24,747		24,747
Stephen A. Kaplan	24,747		24,747
Cutis S. Lane	24,747		24,747

(1)
The amounts in this column include fees payable to Mr. Samek and Mr. Helfet, as members of our Audit Committee, of $15,000 per annum and fees payable to Mr. Dimick, as Chairman of our Audit Committee, of $20,000 per annum. Amounts include fees earned by Mr. Samek and Mr. Helfet, as members of our Special Committee, of $57,000, and fees earned by Mr. Dimick, as a member of our Special Committee, of $67,000. Amounts also include the pro-rated portion of the $35,000 annual directors' fee earned by Messrs. Harmon, Kaplan and Lane (based on their April 16, 2007 Board start date).

(2)
The amounts in this column are the dollar amounts recognized as expense for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with Statement of Financial

  Accounting Standards No. 123(R) (revised December 2004), "Share-Based Payment"("SFAS 123R"). As described above, each of our non-employee directors that participates in our Directors' Deferred Compensation Plan has elected, at the beginning of his term, whether to be paid out from the plan in cash or Common Stock for his Phantom Shares upon retirement, separation from the Board of Directors, or the occurrence of a change in control. For directors who elect to be paid out in cash, the value of their phantom shares fluctuates based on the Company's stock price. The change in fair market value of the stock price is reflected through an increase or decrease to director's fees in the statement of operations.

(3)
As of December 31, 2007, the non-employee Directors had outstanding the following numbers of phantom shares in their account: Mr. Samek, 25,009 phantom shares, Mr. Helfet, 24,887 phantom shares and Mr. Dimick, 22,427 phantom shares.

(4)
Resigned from the Board effective April 16, 2007. Mr. Michelson was issued 28,021 shares of the company's Common Stock, equal to the number of phantom share balance in his plan account on that date. Mr. Freeman was issued 5,723 shares of the company's Common Stock, equal to the number of phantom share balance in his plan account on that date. Mr. Momtazee was paid cash of $192,296, which is equal to the fair market value of our Common Stock on April 16, 2007, multiplied by the number of phantom shares in his plan account on that date.

PROPOSAL 2

THE APPROVAL OF AN AMENDMENT TO OUR 1999 EQUITY PLAN
FOR EMPLOYEES OF ALLIANCE IMAGING, INC. AND SUBSIDIARIES, AS
AMENDED AND RESTATED.

        This Proposal No. 2, if approved, would amend our 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended and restated, to permit participation in the 1999 Equity Plan by members of our Board of Directors who are not employees. Our Board of Directors approved this amendment through actions taken at a meeting on December 14, 2007, subject to stockholder approval.

        The principal features of the 1999 Equity Plan are summarized below, but the summary is qualified in its entirety by reference to the 1999 Equity Plan itself which is attached to this proxy statement as Appendix A.

General

        We believe that the 1999 Equity Plan should be amended to permit participation in the 1999 Equity Plan by our non-employee members of our Board of Directors in order to implement our equity compensation program for our non-employee directors, described in further detail under "Director Compensation," below.

        Our prudent use of the 1999 Equity Plan allows us to grant equity-based awards to motivate our employees to achieve our business goals and create long-term stockholder value while balancing corporate governance and dilution concerns. As of December 31, 2007, awards covering an aggregate of 3,961,845 shares were outstanding under the 1999 Equity Plan, and 1,901,055 shares remained available for future grants. This excludes the restricted stock unit awards for an aggregate of 25,263 shares described under "Eligibility" below. The closing share price for our Common Stock on the NYSE on April 15, 2008 was $8.00.

New Plan Benefits

        Under the 1999 Equity Plan, our Named Executive Officers have received the following option grants: Paul S. Viviano, our Chairman of the Board of Directors and Chief Executive Officer, has received options to purchase 1,410,000 shares and restricted stock awards of 325,000 shares; Michael F. Frisch, our Executive Vice President and Chief Operating Officer, has received options to purchase 310,000 shares, restricted stock awards of 50,000 shares and a stock bonus award with respect to that number of shares calculated by dividing $500,000 by the closing price of our Common Stock on January 1, 2009, Howard K. Aihara, our Executive Vice President and Chief Financial Officer, has received options to purchase 325,000 shares and restricted stock awards of 100,000 shares; Eli H. Glovinsky, our Executive Vice President, General Counsel and Secretary, has received options to purchase 235,000 shares and restricted stock awards of 75,000 shares; Christopher J. Joyce, our Executive Vice President, Mergers and Acquisitions, has received options to purchase 80,000 shares and a stock bonus award with respect to that number of shares calculated by dividing $500,000 by the closing price of our Common Stock on January 1, 2010, and Nicholas A. Poan, our Senior Vice President and Chief Accounting Officer, has received options to purchase 58,000 shares and restricted stock awards of 50,000 shares. Our executive officers as a group have received options to purchase an aggregate of 2,328,000 shares, restricted stock awards for an aggregate of 600,000 shares, and stock bonus awards equal to $1,000,000 under the 1999 Equity Plan. Our non employee directors have not received any options to purchase shares under the 1999 Equity Plan, but subject to stockholder approval of this Proposal 2 have been granted restricted stock units with respect to 25,263 shares as a group. Our non-executive officer employees as a group have received options to purchase an aggregate of 1,918,150 shares, restricted stock awards for an aggregate of 115,000 shares, and stock bonus awards equal to $500,000 under the 1999 Equity Plan.

        All future grants under the 1999 Equity Plan are within the discretion of our Compensation Committee of the Board of Directors or another committee of the Board of Directors designated by the Board of Directors to administer the 1999 Equity Plan (the Compensation Committee or such other committee, the "Committee") and the benefits of such grants are, therefore, not determinable. Notwithstanding the foregoing, grants of awards to non-employee members of our Board of Director shall be approved and administered by the Board of Directors.

Description of Proposed Amendments

        The 1999 Equity Plan is proposed to be amended to expand the categories of persons eligible to participate in the 1999 Equity Plan to include non-employee members of our Board of Directors. In connection with this amendment, the term of the 1999 Equity Plan will also be extended to ten years from the date of our Board of Directors' action to amend the 1999 Equity Plan, or December 13, 2017.

        The 1999 Plan is not being amended in any material respect other than to reflect the changes described above.

Purposes

        The purposes of the 1999 Equity Plan are to promote the long term financial interests and growth of the Company and our subsidiaries by attracting and retaining management and personnel with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate personnel by means of growth-related incentives to achieve long range goals; and to further the identity of interests of participants with those of our stockholders through opportunities for stock or stock-based ownership in us.

Shares Subject to the 1999 Equity Plan

        The number of shares of our Common Stock that may be issued pursuant to awards granted under the 1999 Equity Plan shall not exceed, in the aggregate, 8,025,000 shares. To the extent that an award is forfeited, terminated, canceled or expired without being exercised, any shares subject to the award will be available for future grants under the 1999 Equity Plan.

Administration

        The 1999 Equity Plan may generally be administered by the Committee. The 1999 Equity Plan is currently being administered by the Compensation Committee of our Board of Directors. The Committee has been constituted to satisfy the applicable requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code. The Committee has the power, authority and discretion to administer, construe and interpret the 1999 Equity Plan to make rules for carrying out the 1999 Equity Plan and to make changes in such rules. Notwithstanding the foregoing, grants of awards to non-employee members of our Board of Directors shall be approved and administered by the Board of Directors, which shall constitute the "Committee" with respect to such grants.

Eligibility

        Currently, our employees, consultants and other persons having a unique relationship with us or any of our subsidiaries are eligible to receive awards under the 1999 Equity Plan. Assuming approval of this Proposal 2 by our stockholders, non-employee members of our Board of Directors will be eligible to received awards under the 1999 Equity Plan as well. As of March 31, 2008, we had approximately 2,100 employees and consultants and six non-employee directors; and, there are currently no other persons having a unique relationship with us or any of our subsidiaries. The Committee determines which of our employees, consultants and other persons will be granted awards. Our Board of Directors will determine which of our non-employee directors will be granted awards. No person is entitled to participate in the 1999 Equity Plan as a matter of right nor does any such participation constitute assurance of continued employment or service on our Board of Directors. Only those who are selected to receive grants by the Committee or Board of Directors, as applicable, may participate in the 1999 Equity Plan.

        As of the date of this proxy statement, our Board of Directors has made restricted stock unit awards for an aggregate of 25,263 shares of Common Stock, where the effectiveness of the awards are conditioned on stockholder approval of an amendment to the 1999 Equity Plan permitting non-employee members of our Board of Directors to participate in the plan. These awards will become effective upon approval of Proposal No. 2.

Awards under the 1999 Equity Plan

        The 1999 Equity Plan provides that the Committee may grant or issue non-qualified stock options, restricted stock, restricted stock units, stock bonus, or performance-based awards. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

        Nonqualified Stock Options, or NQSOs, provide for the right to purchase common shares at a specified price which may not be less than 85% of the fair market value of a share of our Common Stock on the date of grant, and usually will become exercisable in one or more installments after the grant date. At the time of grant, the Committee shall determine, and shall have specified in the award agreement or other plan rules, the option exercise period, the option exercise price, and such other conditions or restrictions on the grant or exercise of the NQSO as the Committee deems appropriate. NQSOs may not be exercised more than 10 years after the date granted.

        Restricted Stock, may be awarded to participants in such amounts and subject to such terms and conditions as determined by the Committee. Awards of restricted stock are subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote the restricted stock or the right to receive dividends on the restricted stock). These restrictions lapse as the Committee determines at the time of the grant of the restricted stock or thereafter. The Committee may establish the exercise or purchase price, if any, of any restricted stock, but such price shall not be less than the par value of a share of Common Stock on the date of grant. The Committee may determine that participants may be awarded restricted stock in consideration for past services actually rendered to us for our benefit. All awards of restricted stock made shall be evidenced by an award agreement.

        Restricted Stock Units, may be awarded to participants in such amounts and subject to such terms and conditions as determined by the Committee. At the time of the grant of restricted stock units, the Committee shall specify the date or dates on which the restricted stock units become fully vested and nonforfeitable, and may specify such conditions to vesting as the Committee deems appropriate. The Committee may establish the exercise or purchase price, if any, of any restricted stock unit, but such price will not be less than the par value of a share of Common Stock on the date of grant. The Committee may determine that the participants may be awarded restricted stock units in consideration for past services actually rendered to us for our benefit. A restricted stock unit will only be exercisable or payable while the participant is an employee or consultant of us, but the Committee in its sole and absolute discretion may provide that a restricted stock unit may be exercised or paid subsequent to a termination of employment or service or following a change of control of us or because of the participant's retirement, death or disability or otherwise. All awards of restricted stock units shall be subject to the additional terms and conditions as determined by the Committee and as evidenced by an award agreement.

        Stock Bonus Awards, may be awarded to participants in such amounts and subject to such terms and conditions as determined by the Committee. The Committee may establish the exercise or purchase price, if any, of any stock bonus award but such price will not be less than the par value of a share of Common Stock on the date of grant. The Committee may determine that the participants may be awarded stock bonus awards in consideration for past services actually rendered to us for our benefit. A stock bonus award will only be exercisable or payable while the participant is an employee or consultant of us, but the Committee in its sole and absolute discretion may provide that a stock bonus award may be exercised or paid subsequent to a termination of employment or service or following a change of control of us or because of the participant's retirement, death or disability or otherwise. All stock bonus awards shall be subject to the additional terms and conditions as determined by the Committee and as evidenced by an award agreement.

Performance Criteria

        The Committee may designate employees as "covered employees" whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant to such covered employees restricted stock, restricted stock units, and stock bonus awards that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance goals as applicable to us or any of our divisions or operating units ("performance-based awards"):

  Net earnings (either before or after interest, taxes, depreciation and amortization); economic value-added (as determined by the Committee); sales or revenue;
  net income (either before or after taxes);
  operating earnings;
  cash flow (including, but not limited to, operating cash flow and free cash flow);
  cash flow return on capital;
  return on net assets;
  return on stockholders' equity;
  return on assets;
  return on capital;
  stockholder returns;
  return on sales;
  gross or net profit margin;
  productivity;
  expense;
  margins;
  operating efficiency;
  customer satisfaction;
  working capital;
  earnings per Share;
  price per Share; and
  market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

        The maximum number of shares which may be subject to options, restricted stock awards, restricted stock unit awards, stock bonus awards, and performance-based awards granted under the 1999 Equity Plan to any individual in any calendar year may not exceed 2,000,000 shares of Common Stock.

Term of 1999 Equity Plan

        The 1999 Equity Plan currently has a ten-year term extending through May 24, 2016, subject to earlier termination by our Board of Directors. Assuming approval of this Proposal 2, the 1999 Equity Plan's term shall be extended through December 13, 2017. No awards shall be made under the 1999 Equity Plan after expiration of the 1999 Equity Plan, but the terms of the awards made on or before expiration may extend beyond such expiration.

Limitations and Conditions of Awards

        Each award is evidenced by an award agreement between us and the participant, and is subject to the following additional terms and conditions:

        No Rights until Issuance of Share Certificates.    Participants shall not be, and shall not have any of the rights or privileges of, our stockholders in respect of any shares purchasable or otherwise acquired relating to any award unless and until certificates representing such shares have been issued by us to the participants.

        Individual Award Limit.    No participant shall be granted, in any calendar year, awards to purchase more than 2,000,000 shares of Common Stock. This limitation shall be adjusted proportionately in connection with any change in our capitalization.

Awards Not Transferable

        Other than as specifically provided by will or by the applicable laws of descent and distribution or the terms of any applicable trust, no benefit under the 1999 Equity Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant. No election as to benefits or exercise of the awards or other rights made under the 1999 Equity Plan may be made during a participant's lifetime by anyone other than the participant except by a legal representative appointed for or by the participant.

Adjustments upon Changes in Capitalization

        In the event of any change in the outstanding shares of Common Stock (including an exchange for cash) by reason of a stock split, reverse stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, merger, change of control, or similar event, the Committee shall adjust appropriately the number and kind of shares subject to the 1999 Equity Plan and available for or covered by awards and share prices related to outstanding awards, and make such other revisions to outstanding awards as the Committee deems are equitably required.

        Under the 1999 Equity Plan, the Committee may, in its sole discretion, provide that awards granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable prior to the completion of the change of control. The Committee may also provide that awards remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. The meaning of "change of control" is described below under "Stock Option Plan—Change of Control."

        The form of stock option agreement under the 1999 Equity Plan provides for single trigger acceleration upon a change of control as described below under "Stock Option Plan—Change of Control".

Amendment and Termination of the 1999 Equity Plan

        The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding awards as are consistent with the 1999 Equity Plan; but, except for adjustments made upon changes in capitalization as discussed above, no such action shall modify such award in a manner adverse to the participant without the participant's consent except as such modification is provided for or contemplated in the terms of the award. The Board of Directors may amend, suspend or terminate the Plan.

Federal Income Tax Consequences Associated with the 1999 Equity Plan

        The following is a general summary under current law of the material federal income tax consequences to participants in the 1999 Equity Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder's personal investment circumstances. This summarized tax information is not tax advice.

        Non-Qualified Stock Options.    For federal income tax purposes, if an optionee is granted NQSOs under the 1999 Equity Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs, the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee's basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

        Restricted Stock and Restricted Stock Units.    A participant to whom restricted stock or restricted stock units are issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price, and we will be entitled to a deduction for the same amount. Similarly, when restricted stock units vest and the underlying stock is issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of restricted stock units.

        Stock Bonus Awards.    A participant to whom stock bonus awards are issued generally will recognize ordinary income in the amount of the fair market value of the stock awarded and we generally will be entitled to a deduction for the same amount. If, however, such shares are subject to a substantial risk of forfeiture, then the tax rules described above with respect to restricted stock awards would be applicable.

        Section 162(m) of the Code.    In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the "performance-based compensation" exception if the options are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance-

based awards granted under the 1999 Equity Plan may qualify as "qualified performance-based compensation" for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

        We have attempted to structure the 1999 Equity Plan in such a manner that the Committee can determine the terms and conditions of stock options and performance-based awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

        Section 409A.    Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements on an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Also, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual's distribution commence no earlier than six months after such officer's separation from service.

        If a 1999 Equity Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to awards issued under the Plan) are not entirely clear.

        Under the 1999 Equity Plan, in the event that the Committee determines that any award made under the 1999 Equity Plan may be subject to Section 409A and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued in the future), the Committee may adopt such amendments to the 1999 Equity Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance.

Required Vote

        The affirmative vote of the holders of a majority of shares of our Common Stock entitled to vote on the proposal and present in person or represented by proxy at the Annual Meeting shall be required to approve the proposed 1999 Equity Plan for Alliance Imaging, Inc. and Subsidiaries, as amended and restated. In addition, the total votes cast on the proposal must represent over 50% of our outstanding shares of Common Stock.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1999 EQUITY PLAN FOR ALLIANCE IMAGING, INC. AND SUBSIDIARIES, AS AMENDED AND RESTATED.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has recommended, and the Board has approved, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, referred to as fiscal 2008, subject to your ratification. Deloitte & Touche LLP has served as our independent registered public accounting firm since November 1999. Deloitte & Touche LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

        YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

  Principal Accounting Firm Fees

        Aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2006 by our independent registered public accounting firm, Deloitte & Touche LLP, were:

	Fiscal Year Ended
	2007	2006
Audit fees(a)	$726,000	$707,000
Audit-related fees(b)	154,000	71,000

Total audit and audit-related fees	880,000	778,000
Tax fees(c)	—	—
All other fees(d)	—	—

Total fees	$880,000	$778,000

(a)
Includes fees for the audit of our annual financial statements and the annual audit of our internal controls over financial reporting, annual audits of the financial statements of our joint ventures, and services associated with securities filings such as comfort letters, consents and assistance with review of documents filed with the SEC.

(b)
Includes employee benefit plan audit fees, accounting consultations and due diligence services for acquisitions.

(c)
Includes tax consultation.

(d)
Includes fees for other permitted non-audit services such as billing compliance reviews.

        All audit and non-audit services performed by our independent registered public accounting firm must be specifically pre-approved by our Audit Committee. Consistent with this policy, in 2007 all audit and non-audit services performed by Deloitte & Touche LLP were pre-approved by our Audit Committee.

        A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.

PROPOSAL 4

APPROVAL OF THE FORM OF INDEMNIFICATION AGREEMENT FOR OUR
DIRECTORS AND OFFICERS AND RATIFICATION OF
EXISTING INDEMNIFICATION AGREEMENTS

General

        This Proposal No. 4 relates to stockholder approval of a form of indemnification agreement for our directors and officers and ratification of the indemnification agreements that we have previously entered into with our directors and officers in accordance with the form. The form of agreement is included as Appendix B to this proxy statement, and the following description is qualified in its entirety by reference to Appendix B.

        We have entered into this form of indemnification agreement with all of the current members of our Board and our executive officers. Our Board believes that all of our future Board members and executive officers should also enter into indemnification agreements because of the prevalence of litigation against directors and officers, the difficulty of obtaining broad directors' and officers' liability insurance and significant limitations in amounts and breadth of coverage, the cost of premiums for that coverage, the potential inability to continue to attract and retain qualified directors and executive officers in light of these circumstances, and the desirability of having our directors and officers resist and defend against what they may consider to be unjustified proceedings.

        Although neither stockholder approval of the form of indemnification agreement nor ratification of the existing agreements is required by law, the Board believes it is appropriate to submit the form of indemnification agreement to our stockholders for ratification because the members of the Board are parties to, and the beneficiaries of, the rights contained in the indemnification agreements.

        The Board believes the indemnification agreements serve the best interests of Alliance and our stockholders by strengthening our ability to attract and retain the services of knowledgeable and experienced persons as directors and officers who, through their efforts and expertise, can make a significant contribution to our success. The indemnification agreements are intended to complement the indemnity protection available under applicable law, our bylaws and any policies of insurance we may maintain.

        If our stockholders fail to approve the form of indemnification agreement and ratify the existing indemnification agreements, the Board will consider whether or not to seek a modification or termination of the agreements, and whether or not to continue to enter into indemnification agreements with our directors and officers in the future. Even if the form of indemnification agreement is approved and ratification obtained, the Board in its discretion may amend the indemnification agreements at any future time if the Board believes that such an amendment would be in the best interests of Alliance and our stockholders.

Indemnification under Delaware Law

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any director or officer, or former director or officer (as well as other specified persons), who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person acted in any of the capacities set forth above, or was performing services for another entity at the corporation's request. Indemnification can be provided against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

        Under Section 145, a corporation may indemnify any director or officer, or former director or officer (as well as other specified persons), who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, or was performing services for another entity at the corporation's request. Indemnification can be provided against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, as long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not permitted with respect to any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the corporation unless the Court of Chancery (or other court in which the action was brought) determines that the director or officer is fairly and reasonably entitled to it.

        Section 145 also provides that:

  •
  a corporation must indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer has been successful in the defense of any action, suit or proceeding (or claim, issue or matter in an action, suit or proceeding) referred to in the preceding two paragraphs;

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  a corporation may advance expenses to a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, as long as an undertaking is given to repay the advances if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation;

  •
  indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and

  •
  a corporation may purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Indemnification under Our Bylaws

        Under Article VI of our bylaws, we are required to indemnify, to the fullest extent permitted by law, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person acted in any of the capacities set forth above, or was performing services for another entity at our request. Indemnification is against all liability and loss suffered and expenses reasonably incurred by the director or officer. However, where the proceeding is commenced by the director or officer (except as described in the next sentence), indemnification is required only if commencement of the proceeding was authorized by the Board. If an indemnification claim is not paid in full within 60 days after a written claim, the director or officer may file suit to recover the unpaid amount, and will be entitled to payment of his or her expenses for prosecuting the claim.

        Article VI also obligates us to advance expenses for defending any such proceeding, subject to obtaining an undertaking to repay amounts to the extent required by law. Our indemnification obligations under Article VI are not exclusive of any other indemnification rights a director or officer may have.

Summary of Form of Indemnification Agreement

        Under the indemnification agreement, we agree to indemnify the director or officer entering into the agreement to the fullest extent permitted by our certificate of incorporation, bylaws and applicable law against indemnifiable expenses in connection with certain types of proceedings:

  •
  to which the director or officer is or was party or is threatened to be made a party by reason of any action or inaction in his or her capacity as a director, officer, employee or agent of ours, or

  •
  with respect to which the director or officer is otherwise involved by reason of the fact that he or she is or was serving as a director, officer, employee or agent of ours, or serving at our request as a director, officer, employee or agent of another entity.

        The proceedings include any present or future threatened, pending, contemplated or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative in nature. Indemnifiable expenses include all expenses, liabilities, losses, damages, penalties, costs, attorneys' fees and disbursements, judgments, fines and amounts paid in settlement approved in advance by us incurred or suffered by the director or officer in connection with the proceeding.

        Under the indemnification agreement, we agree to pay indemnifiable expenses in advance of the final disposition of the proceeding, as long as we receive an undertaking from the director or officer to repay expenses that were not reasonable or to which he or she is not otherwise entitled.

        To obtain indemnification, the director or officer must notify us of his or her claim in writing. We must indemnify the director or officer for indemnifiable expenses within 45 days after receipt of the notice. Indemnificable expenses, other than those for judgments and verdicts actually rendered, may not be incurred without our prior consent, which cannot be unreasonably withheld. We are not liable for expenses:

  •
  to the extent they are paid under a valid, enforceable and collectible insurance policy;

  •
  to the extent the director or officer is indemnified or paid from another source;

  •
  in connection with a judicial action by or in the right of Alliance, where the director or officer has been adjudged liable for gross negligence or misconduct in the performance of his or her duty to us, unless a court in which the action is brought determines that the director or officer is fairly and reasonably entitled to indemnification;

  •
  if they are proved by final judgment to have been based upon or attributable to the director or officer having gained a personal profit or advantage to which he or she was not legally entitled;

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  involving a disgorgement of profits pursuant to Section 16(b) under the Securities Exchange Act of 1934;

  •
  brought about or contributed to by the dishonesty of the director or officer, where a final adjudication establishes that he or she committed acts of active and deliberate dishonesty, with actual dishonest purpose and intent, where the acts were material to the causes of action adjudicated; or

  •
  where we are prohibited by law from indemnifying.

        If we do not pay a claim within the required 45-day period, the director or officer can bring an action against us to recover the unpaid amount and, if successful in whole or in part, also recover the expenses of bringing the action.

        We may defend against any such action by showing that the director or officer has not met the lowest standard of conduct which makes it legally permissible for us to indemnify for the amount claimed. We will have the burden of proof, and the director or officer will be entitled to receive interim indemnifiable expense payments until the defense is finally adjudicated by court order or judgment from which no further right of appeal exists.

        We must give prompt notice of any indemnification claim to our D&O insurance carrier and must thereafter take all necessary or desirable action to cause the insurer to pay, on behalf of the director or officer, all amounts payable as a result of the proceeding in accordance with the terms of the policy.

        The indemnification agreement is governed by Delaware law.

Indemnification for Liabilities under the Securities Act of 1933

        The SEC has expressed its opinion that indemnification of directors, officers and controlling persons of Alliance against liabilities arising under the Securities Act of 1993 is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of ours in the successful defense of the action, suit or proceeding) is asserted by the director or officer in connection with securities which may have been registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Required Vote

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting shall be required for approval of this Proposal No. 4. Abstentions will be counted towards the tabulation of votes cast on this Proposal and will have the same effect as negative votes.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE FORM OF INDEMNIFICATION AGREEMENT AND RATIFICATION OF THE INDEMNIFICATION AGREEMENTS THAT WE HAVE PREVIOUSLY ENTERED INTO WITH OUR DIRECTORS AND OFFICERS IN ACCORDANCE WITH THE FORM.

OWNERSHIP OF ALLIANCE COMMON STOCK

        The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 16, 2008, (i) by each person who is known by us to own beneficially more than 5% of our Common Stock; (ii) by each of our directors; (iii) by each of our officers (and former officers) identified in the table set forth under the heading "Summary Compensation Table"; and (iv) by all of our executive officers and directors as a group.

Name	Common Stock Owned Beneficially(1)	Percentage of Shares Beneficially Owned
Oaktree Capital Group Holdings GP, LLC(2)	22,749,005	44.7%
MTS Health Investors LLC(3)	2,080,000	4.1%
Paul S. Viviano(4)	1,588,911	3.0%
Michael F. Frisch(5)	125,000	*
Howard K. Aihara(6)	210,000	*
Eli H. Glovinsky (7)	47,000	*
Christopher J. Joyce(8)	37,500	*
Nicholas A. Poan(9)	61,000	*
Stephen A. Kaplan(2)	22,749,005	44.7%
Curtis S. Lane(3)	2,080,000	4.1%
Michael P. Harmon(2)	—	*
Neil F. Dimick	—	*
Anthony B. Helfet	—	*
Edward L. Samek	—	*
All Present Executive Officers and Directors (12 persons)(10)	26,973,416	51.5%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 50,940,021 shares outstanding as of April 16, 2008, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of April 16, 2008. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of April 16, 2008 are based upon the sum of 50,940,021 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of April 16, 2008 held by them, as indicated in the following notes.

(2)
Subsequent to a restructuring of Oaktree Capital Management, LLC (now Oaktree Capital Management, L.P.) in May 2007, Oaktree Capital Group Holdings GP, LLC, or Oaktree Group, ultimately controls the investment funds, OCM Principal Opportunities Fund IV, L.P. and Alliance-Oaktree Co-Investors, LLC, that are the record holders of the shares beneficially owned by Oaktree Group. Oaktree Group is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone. D. Richard Masson, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David Kirchheimer and Kevin L. Clayton. Each such person disclaims beneficial ownership of the shares beneficially owned by Oaktree Group except to the extent of their pecuniary interest in them. Stephen A. Kaplan is currently a member of our Board of Directors and has informed us that he will be stepping down from the Board at the time of our 2008 Annual Meeting. Michael P. Harmon is a Managing Director of Oaktree Capital Management, L.P., a registered investment advisor and affiliate of Oaktree Group. Mr. Harmon is a member of our Board of Directors, the Chairman of our

  Compensation Committee, and a member of our Nominating and Corporate Governance Committee and Finance Committee. Aaron A. Bendikson is a senior vice president of Oaktree Capital Management, L.P. Mr. Bendikson will be joining our Board of Directors immediately after Mr. Kaplan's resignation becomes effective. Messrs. Harmon and Kaplan disclaim beneficial ownership of the shares beneficially owned by Oaktree Group except to the extent of their pecuniary interest in them. The address of Oaktree Group is c/o Oaktree Capital Management, L.P., 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071.

(3)
MTS Health Investors LLC is a limited liability company, the senior managing members of which are Messrs. Curtis S. Lane and William J. Kane, and the other members of which are Messrs. Oliver T. Moses, Kenton L. Rosenberry, Teri Myers, and Melanie Harris. Mr. Lane is currently a member of our Board of Directors and he is also a member of our Nominating and Corporate Governance Committee and Compensation Committee. Mr. Lane may be deemed to share beneficial ownership of any shares beneficially owned by MTS Health Investors LLC. Mr. Lane disclaims such beneficial ownership. The address of MTS Health Investors LLC and Mr. Lane is: c/o MTS Health Investors LLC, 623 Fifth Avenue, New York, NY 10022.

(4)
This amount includes 1,197,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(5)
This amount represents 75,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(6)
This amount represents 110,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)
This amount represents 47,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(8)
This amount represents 37,500 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(9)
This amount represents 11,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(10)
This amount includes 1,478,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

        Compensation for all our executive officers is designed to be significantly performance-based. The Compensation Committee believes that compensation paid to our executives should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders, and should assist us in attracting and retaining key executives critical to our long-term success.

        More generally, our compensation program strives to achieve the following objectives:

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  Attract and retain individuals of superior ability and managerial talent;

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  Ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

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  Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

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  Enhance the executives' incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in us through restricted stock and stock options.

        To achieve these objectives, executive officers are paid competitively, consistent with our success and their contribution to that success. The compensation program is structured to ensure that a significant portion of compensation directly relates to our stock performance and other factors that directly and indirectly influence stockholder value. Accordingly, the Compensation Committee sets goals designed to link each executive's compensation to certain key measures of our performance and the executive's own performance. Consistent with the performance-based philosophy, in addition to a base salary, executive officer compensation includes a significant incentive-based component. For our Named Executive Officers (comprised in 2007 of the Chief Executive Officer (CEO); Chief Operating Officer (COO); Chief Financial Officer (CFO); Executive Vice President, Secretary and General Counsel; Senior Vice President, Southern Region and former General Counsel; and Senior Vice President, Corporate Finance and Chief Accounting Officer), the Compensation Committee reserves the largest potential compensation awards for performance- and incentive-based programs.

        Within our performance-based compensation program, we aim to compensate executives in a manner that is tax effective for us. In practice, all of the annual compensation delivered by us is tax-qualified under Section 162(m) of the Code.

        The elements of our executive compensation include the following:

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  annual base salary

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  annual cash bonus opportunity in accordance with our Executive Incentive Plans

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  discretionary long-term equity awards in accordance with our 1999 Equity Plan

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  additional benefits and perquisites

        Total compensation is allocated between cash and equity based in part on a review of peer group healthcare services companies of comparable size, discussed below. The allocation is also based on the appropriate balance between short-term incentives and long-term incentives to align the interests of our executive officers with stockholders. The balance between equity and cash compensation among executive officers is evaluated annually.

        To further tie compensation to performance, there is no minimum compensation award required by our Executive Incentive Plans and no minimum equity award required by our 1999 Equity Plan.

The Process for Determination of Compensation Awards

        The Compensation Committee has the primary authority to determine and, in the case of non-CEO compensation, recommend to the Board the compensation awards provided to our executive officers. To aid the Compensation Committee in making its determinations, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself.

        In connection with the determination of compensation awards, the performance of each member of our executive management team is evaluated by our CEO. Each member of our executive management team, in turn, participates in an annual performance review with the CEO to provide input about the member's contributions to our company for the period being assessed. The performance of our executive management team, and our CEO's assessment of that performance, is reviewed annually by the Compensation Committee when making its compensation determinations.

Compensation Benchmarking and Peer Group

        For each executive officer, in determining base salaries, target bonus percentages (as described below), discretionary equity grants and allocation of total compensation between cash and equity, the Compensation Committee considers the compensation paid by a peer group of healthcare services companies. This approach enables us to offer competitive compensation packages to our executives and also ensures that our cost structures will allow us to remain competitive in our markets. In setting annual cash compensation opportunities and determining equity grants, the Compensation Committee aims to provide aggregate compensation that is competitive with the cash compensation and equity grants of executive officers performing similar job functions at companies in the peer group.

        In November of 2006, the Compensation Committee retained an independent research and data analysis consultant, Kinat Data Company, LLC, to work with management and the Compensation Committee to assist it in the determination of the key elements of the compensation programs. The consultant engaged by the Compensation Committee is an independent consultant with expertise regarding compensation matters in the healthcare services industry. The Compensation Committee evaluated a number of factors, including total cash compensation, existing equity awards and share ownership, and the relative experience and responsibilities of executives, in determining the amount of executive compensation relative to the market. The consultant provided data and analysis to management and the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executives, which we collectively refer to in this discussion as the 2006 report. The components of the executive compensation package described below were determined in part based on the consultant's input and our Compensation Committee's review of the 2006 report. Based on its review of our compensation program with the consultants in November 2006, our Compensation Committee believes that the structure of our compensation, including annual base salary, annual incentive cash compensation opportunities and discretionary stock awards, is comparable to the compensation structures of our peer companies. In setting the compensation of our executives in 2007, our Compensation Committee reviewed the 2006 report and used it as a general point of reference in evaluating the competitive market.

        The peer group used in the 2006 report was comprised of the following 14 companies: America Service Group, Inc., Amsurg Corporation, Corvel Corporation, Five Star Quality Care, Hanger Orthopedic Group, Matria Healthcare, Inc., Medcath Corporation, Odyssey Healthcare, Inc., Option Care, Inc., Pediatrix Medical Group, Inc., Psychiatric Solutions, Inc., Radiologix, Inc., Rehab Group, Inc. and VCA Antech, Inc. The Compensation Committee believes that this group of companies provides an appropriate peer group because the companies are primarily engaged in healthcare services and related businesses and the 2005 annual revenue of the companies fell within a range of $180 million to $840 million, which is comparable to our 2005 revenues.

Annual Base Salary

        Base salaries for executive officers are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, competitive salary levels within the peer group of companies, and company budget. Based on the 2006 report, base salaries for our Named Executive Officers in 2007 ranged from being beneath the lowest base salary in the peer group to being at the 86th percentile of the peer group. Decisions regarding increases in base salary each year are based significantly on individual performance, as assessed by the Compensation Committee with input from the CEO (with respect to executives other than himself). Any increases approved by the Compensation Committee are discretionary and there are no formulaic base salary increases provided to executives.

        In 2007, our Named Executive Officers received base salary increases ranging from 0 to 25%. The base salaries of our CEO and CFO increased 7.5% and 19.0%, respectively, based on each officer's strong 2006 performance and a review of the 2006 report. Our COO's salary increased 25% in 2007 based on his promotion to that position, the increased responsibilities that accompany the office of the COO, a review of COO base salaries of our peer group based on the 2006 report and our COO's relative experience as compared to executives at our peer group. Our Chief Accounting Officer did not receive an increase in base salary in 2007 since his base salary was increased in October 2006. Mr. Joyce did not receive a base salary increase in 2007 as he transitioned from his role as our Acting General Counsel to his role as a Senior Vice President, Southeast Region.

        Our General Counsel commenced employment with us on February 1, 2007. In determining Mr. Glovinsky's initial annual base salary of $275,000, reference was made to the 2006 report, Mr. Glovinsky's experience in the healthcare services industry and the compensation paid to Mr. Glovinsky by his prior employer.

        In December 2007, based on our Compensation Committee's recommendation, our Board approved increases in base salary for each of our Named Executive Officers, other than Mr. Joyce, effective as of January 1, 2008. Based on his continued strong performance during 2007, our CEO received a 3% increase in base salary to $515,000. Both our COO and our General Counsel received a 1.8% increase in base salary to $280,000. Our COO and our General Counsel received lower increases than other executives since each of our COO and General Counsel began to serve our company in his current role during 2007. Our CFO received a 10% increase in base salary to $275,000. Our CFO received a larger base salary increase as compared to other executives based in part on his base salary relative to our peer group in the 2006 report, and in part on internal parity with our other executives in light of his role with our company. Our Chief Accounting Officer received a 5.7% increase in base salary to $185,000 based on his extraordinary performance during 2007.

        In January 2008, Mr. Joyce was promoted to the position of Executive Vice President, Mergers and Acquisitions. In connection with this promotion and in light of his increased responsibilities, Mr. Joyce's base salary was increased by 6.2% to $255,000.

Performance-Based Compensation

  Annual Cash Bonus Opportunity

        There are two Executive Incentive Plans that apply to our executive officers. Both plans are tied directly to key measures of our overall success. Each of our executives, regardless of the applicable plan, is assigned an annual target bonus which is stated as a percentage of his or her annual base salary. The percentage target increases along with the Named Executive Officer's responsibilities within our company and with the Named Executive Officer's ability to influence the overall results of our company. In 2007, based on our Compensation Committee's recommendation, our Board of Directors maintained the target bonus percentage for the CEO at 85% of his annual base salary, which reflects his overall responsibility over our company and his ability to directly impact the success of our company. Our Compensation Committee set the target bonus percentage for the CFO and COO at 75% of annual base salary, which our Compensation Committee determined appropriately reflected the responsibilities held by each of our CFO and COO and the ability of each to significantly impact the success of our company. The Compensation Committee set the target bonuses of our General Counsel and Mr. Joyce (our Senior Vice President, Southern Region and former General Counsel) at 65% of annual base salary, which our Compensation Committee determined appropriate in light of each officer's responsibilities for our company and the ability of each to significantly influence the success of our company. Our Compensation Committee set our Chief Accounting Officer's target bonus at 60% of annual base salary based on his job level within our company.

        In 2007, the CEO, the COO and the CFO participated in an Executive Incentive Plan with two performance measures: a "profit after lease" or "Company PAL" component and a fixed-site return on capital component. The Company PAL component constituted 75% of the annual bonus calculation and the fixed-site return on capital component constituted the remaining 25%. Company PAL is defined as our EBITDA less internal lease expense. EBITDA is defined as revenue less operating expenses, field management expenses, SG&A expenses, corporate overhead, minority interest expenses, equity earnings in unconsolidated joint ventures and other expenses. The higher the Company PAL, the higher the bonus percentage. The purpose of basing a significant portion of executives' annual bonus on Company PAL is to motivate them to maximize earnings from the Company's core imaging operations.

        The fixed-site return on capital component is determined with reference to EBIT, which is earnings before interest and income taxes, generated by our fixed-sites opened in the applicable year divided by total capital expended on such fixed-sites. In 2007, the minimum threshold for the CEO, CFO and COO to earn the fixed-site return on capital component of the bonus was 11%. The higher the return on capital, the higher the bonus percentage for the fixed-site return on capital component. The return on capital for fixed-sites opened in the applicable year is measured over two years following the applicable year and is not paid until two years after the applicable year. For example, the return on capital component for 2007 will be measured in 2009 and 2010. Therefore, the fixed-site return on capital component of the bonus for 2007 will not be calculated or paid until 2010. The purpose of this delay in calculation is to assure an accurate measurement of the results of our fixed-site operations over a significant period of time without taking into account the initial ramp up period. Our CEO, CFO and COO are subject to the fixed-site return on capital component given their role in approving and overseeing the development of new fixed-site imaging centers. The success of the Company in developing fixed-sites is considered by the Board to be a critical component for the Company's overall success.

        All other Named Executive Officers (except for Mr. Joyce) are subject to an Executive Incentive Plan which is based on a calculation of Company PAL. In 2007, Mr. Joyce was subject to an Executive Incentive Plan 50% of which was based on Company PAL and 50% of which was based on the "Regional PAL" for our Southeast Region. Regional PAL is determined using the same calculation as Company PAL but is limited to the applicable region's results as opposed to the entire Company.

        Annual targets for the determination of fixed-site return on capital and Company PAL are based on budgeted profitability levels, which have been approved by the Board and are generally considered by the Board to be reasonably attainable while requiring substantial effort. In the past four years, we have achieved our annual budgeted profitability levels three of the four years. The Compensation Committee has sole discretion, however, to award bonuses if applicable targets are not met. In 2005, for example, the Compensation Committee made such a discretionary award equal to 50% of the applicable target bonus percentage. The Compensation Committee determined that the award was necessary to retain key executives in light of unforeseen industry dynamics, including the impact of utilization management companies on profitability. We do not have a formal policy on adjustment or recovery of cash bonus awards in the event our performance is restated after payment of the awards.

        In addition to our Executive Incentive Plans, our Board or our Compensation Committee may from time to time award discretionary bonuses to our executives based on significant contributions to our company. In December 2007, our Board approved discretionary bonus awards for our COO, CFO and Chief Accounting Officer in the amount of $25,000, $25,000 and $15,000, respectively, in recognition of each executive's extraordinary efforts in 2007.

        In connection with Mr. Joyce's promotion to Executive Vice President, Mergers and Acquisitions in January 2008, Mr. Joyce is eligible for a target bonus of 80% of his base salary (half of which is based on Company PAL and half of which is based on achievement of specified performance objectives). The performance objectives have been established to require substantial effort on the part of Mr. Joyce in order to be obtained.

  Discretionary Long-Term Equity Incentive Awards

        Our executives are eligible to receive stock options and restricted stock awards. All equity awards are determined by the Compensation Committee in its sole discretion with input from the CEO. Executives typically are awarded an initial stock option grant upon their hiring and are considered on an annual basis for restricted stock awards and additional stock option grants.

        The Compensation Committee evaluates the allocation of equity awards among stock option grants, restricted stock grants and stock bonus awards available under our 1999 Equity Plan by reference to the peer group discussed above. The Compensation Committee grants all stock options based on the fair market value as of the date of grant, which is determined using the last quoted price per share on the NYSE on the date of grant. The exercise price for initial stock option grants to new executives is the closing market price of our stock on the executive's first day of employment with us, which in all cases is the date of grant.

        Guidelines for the number of stock options and restricted stock awards granted to each executive are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive's job level, performance and the value of our stock at the time of grant. As a result, additional grants other than an initial grant or an annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. As noted above, in determining the size of equity awards, the Compensation Committee also considers the equity awards made by our peer group. In 2006, the Compensation Committee awarded restricted shares of our Common Stock to selected executive officers as authorized under our 1999 Equity Plan. Restricted stock awards were made to our CEO, CFO, COO and Chief Accounting Officer, but they did not become effective until the date of the 2007 Annual Meeting (May 30, 2007) when our stockholders approved an increase in the number shares subject to the 1999 Equity Plan. In December 2007, the Compensation Committee approved a restricted stock award of 75,000 shares to Mr. Glovinsky on January 2, 2008 in recognition of his performance during 2007. The Compensation Committee determined that such awards were necessary to attract and retain talented senior executives, in light of state of the healthcare industry, including anticipated effects of the Deficit Reduction Act of 2005, and the implications it had for options as a performance-based incentive. The restricted stock granted to our Named Executive Officers vests three years after the award date based on each executive's continued service to our company.

        In December 2006, in connection with his transition to the position of Senior Vice President, our Compensation Committee awarded Mr. Joyce a stock bonus award with respect to that number of shares of our Common Stock calculated by dividing $500,000 by the fair market value of our Common Stock on January 1, 2010, the date the stock bonus award vests based on Mr. Joyce's continued service to our company. The Compensation Committee determined that such award was necessary to attract and retain talented senior executives, in light of state of the healthcare industry, including anticipated effects of the Deficit Reduction Act of 2005, and the implications it had for options as a performance-based incentive.

        Historically, initial stock option grants to executive officers under the 1999 Equity Plan were comprised 50% of "time options" and 50% of "performance options." The time options have a five-year vesting schedule based on each executive's continued service to our company, vesting 20% per year, and expire ten years from the date of grant. The performance options vest after eight years and expire after ten years. In the event that a multiple of our adjusted earnings exceeds a target amount, however, up to 20% of the performance options may vest each year. Subsequent stock options granted under the 1999 Equity Plan to our Named Executive Officers have historically been time options which vest 5% in the first year, 20% in the second year and 25% in years three through five.

        In December 2007, the Compensation Committee approved a change in the standard vesting schedule of our options such that most option grants in the future will be time options only. Such time options will have a four-year vesting schedule, vesting at a rate of 25% per year, and, in the case of options, expire ten years from the date of grant. The change in the structure of our option vesting schedule was made based on our Compensation Committee's review of our peer group and did not affect the existing stock options held by our Named Executive Officers.

        Our Compensation Committee believes that the vesting schedules of our options, restricted stock awards and stock bonus awards provide an incentive for executives to remain with us and a reasonable time frame in which to align the executive with the price appreciation of our stock.

        Awards under the 1999 Equity Plan are subject to the change of control provisions described below under "Stock Option Plans—Change of Control". Stock options, granted prior to 2008, are subject to single trigger acceleration in the event of the sale of all or substantially all of our assets, a sale by Viewer Holdings LLC resulting in more than 50% of the voting stock of the Company being held by a person or group unaffiliated with Viewer, or a merger or consolidation of the Company into another person or entity unaffiliated with Viewer, if after the merger or consolidation Viewer or its affiliates lose the ability to elect a majority of the Company's Board of Directors. The Compensation Committee has historically viewed the single trigger acceleration as appropriate because it was designed to ensure retention of our employees notwithstanding the unilateral ability of Viewer to sell control of us. Viewer sold its entire interest in our outstanding shares in 2007 and currently holds none of our outstanding shares. In connection with the sale, the acquirers entered into a Corporate Governance and Standstill Agreement with us which prevents them from acquiring more than 49.9% of our outstanding shares of common stock until April 16, 2010. As a result, Viewer's sale of its interest did not trigger the single trigger acceleration provisions under our stock options.

        In December 2007, our Compensation Committee approved a new form of stock option agreement which provides single trigger acceleration in the event of the sale, lease or transfer of all or substantially all of our assets or the acquisition of 50% or more of our total voting power by way of merger, consolidation or other business combination or purchase other than by OCM Principal Opportunities Fund IV, L.P., MTS Health Investors II, L.P. and their affiliates. Our Compensation Committee determined that single trigger acceleration remains appropriate to ensure retention of our employees in light of the substantial holdings of our stock by OCM Principal Opportunities Fund IV, L.P. and MTS Health Investors II, L.P. and their ability to cause a change of control.

        Historically, our Named Executive Officers have been required to enter into a stockholders agreement in connection with their initial option grants. Subject to limited exceptions, the Named Executive Officers have agreed not to sell any shares of our Common Stock acquired as a result of the exercise of their initial (but not subsequent) options, for a period of five years after the grant dates of their initial options. In December 2007, our Compensation Committee agreed, with respect to future option grants, to no longer require our executives to enter into stockholder agreements in connection with their initial option grants in light of the sale by Viewer Holdings LLC of its interest in our company and the lack of such restrictions at our peer group of companies.

Defined Contribution Plan

        We have a Section 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of us and any designated affiliate, including our Named Executive Officers. The 401(k) Plan permits eligible employees, including our executives, to defer up to 25% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of five percent of the participant's annual salary and subject to certain other limits. Plan participants vest 25% per year in the amounts contributed by us. Employees are eligible to participate in the 401(k) Plan after three months of credited service with us.

Employment and Severance Agreements

  Agreements with Our CEO and CFO

        We entered into employment agreements with our CEO and CFO on May 9, 2005, and December 1, 2005, respectively. The agreements provide for certain post-employment benefits. Each employment agreement was amended effective April 16, 2007, in order to ensure retention of our CEO and CFO in light of the sale by Viewer Holdings LLC of 49% of our outstanding shares of Common Stock to Oaktree and MTS. Our Compensation Committee hired Mercer Human Resource Consulting in March 2007 to advise it in connection with the amendments to our CEO's and CFO's employment agreements and to provide our Compensation Committee with severance and change in control data. As amended, the CEO's agreement has a three-year term and the CFO's agreement has a two-year term. Under each agreement, the executive is entitled to certain severance benefits in the event his employment with us is terminated "without cause" or he resigns for "good reason." In the event of a termination "without cause" or a resignation for "good reason," the executive is entitled to "Severance Payments" from us, consisting of bi-weekly payments of his base salary and 100% of his target annual bonus, during a defined "Salary Continuation Period" provided the executive complies during such period with the non-compete and non-solicitation provisions of the agreement and executes a general release of all claims against our company.

        Under the original agreements, the CEO had a Salary Continuation Period of two years and the CFO had a Salary Continuation Period of nine months. The CFO's original agreement also provided for a lump-sum Severance Payment rather than payments on a bi-weekly basis. In connection with the amendment of the employment agreements and the approval of the new severance agreements described below, our Board of Directors considered data provide by Mercer comparing the benefits provided to our executives with the benefits provided to executives of our peer group of companies. According to the data provided by Mercer at the CEO level, nearly 70% of our competitors provide severance benefits of three times the CEO's annual base salary and bonus, while another 11% pay two times annual base salary and bonus. For other Named Executive Officers, 57% of our competitors pay severance benefits of three times the Named Executive Officer's annual base salary and bonus, while another 22% pay two times annual base salary and bonus. Based on this data, we amended the CEO's agreement to provide that his Salary Continuation Period is defined as a period of three years reverting to a period of two years on April 16, 2009. The CFO's Salary Continuation Period, as amended, is defined as a period of two years reverting to eighteen months on April 16, 2009.

        Under each employment agreement, in the event the executive is entitled to receive Severance Payments, during the Salary Continuation Period, he will also be entitled to receive "Ancillary Severance Benefits" from us. This consists of continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits including reimbursement of outplacement assistance (as amended, the agreements specify that the executive will receive up to $35,000 and that administrative support is also to be provided) relating to his job search. As amended, each agreement also provides that in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A.

        In the event that a termination occurs in connection with a change in control, our CEO and CFO may be subject to a 20% "golden parachute" excise tax imposed under section 4999 of the Code. This excise tax is triggered if the present value of the amount of "parachute payments", which are payments considered contingent on a change in control (determined in accordance with Code section 280G), exceeds the executive's "280G parachute limit". This limit is generally equal to three times the average annual taxable compensation received from us over the previous five calendar years. Under the original agreements, if the excise tax applied, the executive's benefits would be reduced so that they were $1 less than the 280G parachute limit. In connection with the amendment of the employment agreements and the approval of the new severance agreements described below, Mercer reviewed the practices of our peer group of companies in a situation where an executive is subject to the 20% "golden parachute" excise tax. Based on the data provided by Mercer, 80% of our peer group of companies provided a full gross up to the CEO and a majority of the companies also provided a full gross up to other NEOs. A gross up is a cash payment in an amount that leaves the executive economically in the same position as he would be in if the excise tax had not applied. Based on data provided by Mercer, our Board of Directors decided to provide for a "conditional" gross-up payment to our NEOs, which would only apply if the executive's benefits significantly exceeded the 280G parachute limit. As amended, the employment agreements require us to pay the CEO and/or the CFO a gross-up payment if his parachute payments exceed 110% of the 280G parachute limit, in an amount that leaves him economically in the same position as he would be in if the excise tax had not applied. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

        In the event of termination due to his disability, we will continue to provide our CEO with disability benefits at least equal to those he would otherwise have received for a period of two years from the commencement of such disability. Our CFO is entitled to receive such benefits for a period of 9 months following a termination due to disability.

  Severance Agreements with Other NEOs

        To ensure retention in connection with the sale by Viewer Holdings LLC, we also entered into severance agreements with our COO, General Counsel and Chief Accounting Officer, effective as of April 16, 2007. These agreements provide for the payment by us of Severance Payments and the provision by us of Ancillary Severance Benefits in the event the executive's employment with us is terminated "without cause" or he resigns for "good reason." In the event of a termination "without cause" or a resignation for "good reason," the COO and the General Counsel are entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of two years reverting to eighteen months on April 16, 2009, provided each complies with the non-compete and non-solicitation provisions of the agreement and executes a general release of all claims against our company. In the event of a termination "without cause" or a resignation for "good reason," our Chief Accounting Officer are entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of one year, provided he complies with the non-compete and non-solicitation provisions of the agreements and executes a general release of all claims against our company. The severance agreements also provide that in accordance with Section 409A of the Code, the executives are not entitled to receive any severance benefits for a period of six months after termination if such a delay is necessary to avoid a prohibited distribution under Section 409A. Each severance agreement also requires us to pay the executive the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

        Effective January 2008, we entered into a severance agreement with Mr. Joyce in connection with his promotion to the position of Executive Vice President, Mergers and Acquisitions. In the event of a termination "without cause" or a resignation for "good reason," Mr. Joyce is entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of eighteen months, provided he complies with the non-compete and non-solicitation provisions of the agreements and executes a general release of all claims against our company. The severance agreement provides that in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A. Mr. Joyce's severance agreement also requires us to pay him the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

Other Elements of Compensation; Benefits and Perquisites

        Medical Insurance. We provide to each Named Executive Officer and the Named Executive Officer's eligible dependents such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment.

        Life and Disability Insurance. We provide each Named Executive Officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

        Automobile Allowance. We provide each Named Executive Officer with an automobile allowance during the term of the Named Executive Officer's employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                    THE COMPENSATION COMMITTEE
                    Michael P. Harmon, Chairman
                    Anthony B. Helfet
                    Curtis S. Lane
                    Edward L. Samek

Summary Compensation Table

        The following table sets forth compensation information for our principal executive officer, principal financial officer, each of our three other most highly compensated executive officers as of the end of fiscal 2007, and one additional person who would have been among the three other most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of fiscal 2007. We refer to these individuals as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul S. Viviano Chairman of the Board and Chief Executive Officer	2007 2006	500,000 465,000	728,823 1,003,800	523,267 —	500,438 520,554	58,023 32,513	2,310,551 2,021,867
Michael F. Frisch Executive Vice President and Chief Operating Officer(4)(7)	2007 2006	275,096 —	185,214 —	247,169 —	242,860 —	41,820 —	992,159 —
Howard K. Aihara Executive Vice President and Chief Financial Officer	2007 2006	250,000 210,000	117,681 127,180	161,005 —	220,781 206,719	50,238 22,489	799,705 566,388
Eli H. Glovinsky Executive Vice President, General Counsel and Secretary(5)(7)	2007 2006	245,385 —	137,973 —	— —	256,803 —	25,977 —	666,138 —
Christopher J. Joyce Executive Vice President, Mergers and Acquisitions(6)	2007 2006	240,000 240,040	49,867 68,440	166,667 —	206,388 252,000	— —	662,922 560,480
Nicholas A. Poan Senior Vice President, Corporate Finance	2007 2006	175,000 142,692	35,808 24,751	80,503 —	164,850 184,269	19,092 —	475,253 351,712

(1)
Amounts in these columns are the dollar amounts recognized as expense for financial reporting purposes with respect to the 2007 fiscal year in accordance with SFAS 123R. Assumptions made in the valuation of awards in these columns can be found in Note 4 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)
Amounts in this column constitute payments made under the 2007 Executive Incentive Plans. The Compensation Committee set target bonus and performance criteria that were used to determine whether and to what extent the Named Executive Officers would receive payments under the 2007 Incentive Plan. In fiscal 2007, the Compensation Committee selected performance criteria pertaining to "profit after lease", which is based on EBITDA, adjusted for certain charges, and the company achieved 100% of those goals. The performance criteria for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer was also based on fixed-site return on capital. To date, no payments have been made on the fixed-site return on capital component related to the Executive Incentive Plan.

(3)
Amounts in this column include the value of the following other compensation and perquisites paid to Named Executive Officers whose other compensation and perquisites totaled $10,000 or more in value in 2007. Each item is valued at the actual amount paid to the provider by the company on behalf of the Named Executive Officer. Mr. Joyce did not receive other compensation and perquisites which exceeded $10,000 in 2007 or 2006. The items in this column are set forth in the following table:

Name	Year		Discretionary bonus ($)	Cash payments in lieu of sick day ($)	401(k) matching contributions ($)	Cash payments in lieu of accrued vacation ($)	Auto Allowance ($)	Commuting Expenses ($)	Life insurance premiums paid by the company ($)	Total ($)
Paul S. Viviano	2007 2006		— —	1,923 —	5,344 3,096	38,462 17,885	9,600 9,600	762 —	1,932 1,932	58,023 32,513
Michael F. Frisch(7)	2007 2006		25,000 —	1,058 —	7,670 —	— —	7,200 —	— —	892 —	41,820 —
Howard K. Aihara	2007 2006		25,000 —	— —	5,536 5,383	9,615 8,077	7,200 8,585	2,346 —	541 444	50,238 22,489
Eli H. Glovinsky	2007 2006		—	—	2,189	10,577	8,566	3,987	658	25,977
Nicholas A. Poan	2007 2006	(8)	15,000	—	3,875	—	—	—	217	19,092
(4)
Mr. Frisch became Executive Vice President, Chief Operating Officer effective January 5, 2007.

(5)
Mr. Glovinsky became Executive Vice President, General Counsel and Secretary effective February 1, 2007.

(6)
Mr. Joyce held the position of Senior Vice President, Acting General Counsel and Secretary from February 4, 2006 to January 31, 2007. Effective February 1, 2007, Mr. Joyce was appointed to Senior Vice President, Southeast Region. Mr. Joyce became Executive Vice President, Mergers and Acquisitions effective January 1, 2008.

(7)
Because Messrs. Frisch and Glovinsky were not Named Executive Officers during 2006, we only included compensation information for Messrs. Frisch and Glovinsky for 2007.

(8)
Mr. Poan did not receive other compensation and perquisites which exceeded $10,000 in 2006.

Grants of Plan-Based Awards for the 2007 Fiscal Year

        The following table sets forth grants of plan-based awards in fiscal 2007 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
						All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)(5)
								Exercise or Base Price of Option Awards ($/Sh)
				All Other Stock Awards: Number of Shares of Stock or Units (#)
Name	Grant Date	Threshold ($)(1)	Target/ Maximum ($)(1)
Paul S. Viviano	December 14, 2006 May 30, 2007(6)	159,375	557,813	325,000	(2)	—		—	665,000
Michal F. Frisch	December 14, 2006 May 30, 2007(6)	77,345	270,704	50,000	(2)	—		—	332,500
Howard K. Aihara	December 14, 2006 May 30, 2007(6)	70,313	246,094	100,000	(2)	—		—	665,000
Eli H. Glovinsky(1)	February 1, 2007 May 30, 2007(6)	81,784	286,245	—		235,000	(3)	7.05	1,034,000
Christopher J. Joyce	December 14, 2006 January 1, 2007	78,000	273,000	$500,000	(4)	—		—	500,000	(4)
Nicholas A. Poan	December 14, 2006 May 30, 2007(6)	52,500	183,750	50,000	(2)	—		—	332,500

(1)
Reflects potential awards under the 2007 Executive Incentive Plan. The threshold amount assumes that the threshold level of performance was met for each of the performance measures. The performance measure for Messrs. Viviano, Frisch, and Aihara involves a company "profit after lease" calculation, which is based on EBITDA adjusted for certain charges. The target/maximum amount assumes that the target/maximum level of performance was met for each of these performance measures. The performance measure for Mr. Joyce is based 50% on company profit after lease and 50% on regional profit after lease, which is an internal profitability measure. The target/maximum amount assumes that the target/maximum level of performance was met for each of these performance measures. For 2007, 100% of the total amount payable under the plan is based on the performance measures described above for the respective named executive officer. The company achieved 157% of the applicable performance goals set forth in the 2007 Executive Incentive Plan. The performance measure for Messrs. Viviano, Frisch, and Aihara is also based in part on fixed-site return on capital. To date, no payments have been made on the fixed-site return on capital component.

(2)
These amounts represent restricted stock awards which will cliff vest after three years, provided that the employee remains continuously employed through the vesting date.

(3)
50% of these options vest and become exercisable 20% per year on the anniversary date of the grant date over the course of five years. 50% of these options vest and become exercisable after eight years on the anniversary date of the grant date. However, in the event the Company meets certain annual performance targets as described in the 1999 Equity Plan, 20% of the performance options may vest each year.

(4)
This amount represents a stock bonus award which will cliff vest after three years, provided that the employee remains continuously employed through the vesting date.

(5)
This column shows the full grant date fair value of stock options calculated using the Black Scholes pricing model in accordance with SFAS 123R. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 4 to the financial statements included in the company's annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the company's accounting expense, and do not correspond to the actual value that will be recognized by the named executives.

(6)
Restricted stock awards were approved by the compensation committee with a grant date of January 1, 2007, however, were subject to shareholder approval, which was granted at the May 30, 2007 shareholder meeting.

2007 Outstanding Equity Awards at Fiscal Year-End Table

        The following table presents information with respect to outstanding equity awards held by each of the named executive officers as of December 31, 2007

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Paul S. Viviano	400,000 300,000 60,000 35,000 7,500	100,000 60,000 105,000 142,500	(1) (2) (2) (2)			5.27 5.27 3.67 12.35 4.19	1/2/13 1/2/13 1/5/14 1/3/15 2/3/16	325,000	(4)	3,126,500
Michael F. Frisch	12,000 15,000 7,500 7,500 1,750 10,000	3,000 7,500 22,500 33,250 190,000	(1) (2) (2) (2) (2)			5.19 5.19 3.67 12.35 4.19 7.49	1/15/13 1/15/13 1/5/14 1/3/15 2/3/16 11/13/16	$50,000 500,000	(4) (5)	481,000 500,000
Howard K. Aihara	35,000 15,000 5,000 5,000 37,500	15,000 5,000 15,000 112,500	(2) (2) (2) (2)			5.60 5.19 3.67 12.35 5.56	11/1/10 1/15/13 1/5/14 1/3/15 12/1/15	100,000	(4)	962,000
Eli H. Glovinsky		117,500	(1)	117,500	(3)	7.05 7.05	2/1/18 2/1/18	—
Christopher J. Joyce	10,000 15,000 1,500	15,000 28,500	(1) (2)	10,000	(3)	9.60 9.60 4.19	3/22/15 3/22/15 2/3/16	$500,000	(5)	500,000
Nicholas A. Poan	1,200 1,500 1,250 750 1,750	300 3,750 14,250 33,250	(1) (2) (2) (2)			4.95 4.95 12.35 4.19 8.24	5/14/13 5/14/13 1/3/15 2/3/16 10/16/16	50,000	(4)	481,000

(1)
These options vest and become exercisable 20% per year on the anniversary date of the grant date over the course of five years.

(2)
These options vest and become exercisable based on the following vesting schedule: 5% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, and 25% on the third, fourth, and fifth anniversary of the grant date.

(3)
These options vest and become exercisable after eight years on the anniversary date of the grant date. However, in the event the Company meets certain annual performance targets as described in the 1999 Equity Plan, 20% of the performance options may vest each year.

(4)
These amounts represent restricted stock awards which were granted effective on January 1, 2007, subject to shareholder approval received on May 30, 2007, and will cliff vest after three years, provided that the employee remains continuously employed through the vesting date.

(5)
These amounts represent stock bonus awards which were granted effective on January 1, 2006 and will cliff vest after three years, provided that the employee remains continuously employed through the vesting date.

(6)
The dollar value of these awards are calculated by multiplying the number of shares or units by $9.62 share, the last reported sales price of our common stock on December 31, 2007.

Employment and Severance Arrangements

  Employment Agreements with Messrs. Viviano and Aihara

        We have entered into employment agreements with Mr. Viviano, dated May 9, 2005, and with Mr. Aihara, dated December 1, 2005. The agreements were amended on April 16, 2007. As amended, the agreements provide for the following base salaries, subject to adjustment by the Board of Directors from time to time: $465,000 per year in 2006 and $500,000 per year in 2007 for Mr. Viviano and $210,000 per year in 2006 and $250,000 per year in 2007 for Mr. Aihara. For 2008, Mr. Viviano's base salary was increased by the Board to $515,000 per year and Mr. Aihara's base salary was increased by the Board to $275,000 per year. As described above under "Compensation Discussion and Analysis—Performance-Based Compensation—Annual Cash Bonus Opportunity", the agreements provide for the following:

  •
  the executives are entitled to receive cash bonuses, under a plan administered by the Compensation Committee, based upon our achievement of certain operating and/or financial or other goals, with an annual target bonus amount for Mr. Viviano equal to 85% of his then-current annual base salary, and annual target bonus amounts for Mr. Aihara equal to 75% of his then-current annual base salary; and

  •
  for expense reimbursement, participation in employee benefits arrangements, and a monthly automobile allowance of not less than $800, in the case of Mr. Viviano, and $600, in the case of Mr. Aihara.

        As amended, the term of Mr. Viviano's agreement expires on April 16, 2010, and the term of Mr. Aihara's agreement expires on April 16, 2009. Under each agreement, upon expiration, the term automatically extends by three months on the last day of each quarterly period unless either we or the executive gives notice of a desire to modify or terminate the agreement at least thirty days prior to the quarterly extension date. We may terminate the executive's employment at any time and for any reason and the executive may resign at any time and for any reason. Following termination of the executive's employment without cause, as a result of death or disability, or following his resignation with good reason, the employment agreement obligates us to provide the benefits described under "Compensation Discussion and Analysis—Employment and Severance Agreements—Employment Agreements with Our CEO and CFO," above.

        Under the employment agreements:

  •
  "cause" means the executive's conviction of a felony, conviction of stealing funds or property from us or otherwise engaging in fraudulent conduct against us, engaging in knowing and willful misconduct which is materially injurious to us, failure or refusal to comply with the directions of our Board in a way that is materially injurious to us, or repeated failure or refusal to comply with the directions of our Board.

  •
  "good reason" means reduction of the executive's base salary, the assignment of any duties inconsistent in any material respect with the executive's positions, authority, duties or responsibilities provided for under his agreement, our material failure to comply with the agreement after notification of the noncompliance, requiring the executive to change the location of his principal office in a manner inconsistent with the amended agreement, our notification to the executive that we do not wish to renew the term of his agreement, or, in the case of Mr. Viviano, otherwise subjecting the executive to abusive, critical or adversarial conditions such that there is a material worsening of the general quality of his job conditions immediately prior to such change.

  Severance Agreements with Messrs. Frisch, Glovinsky, Poan and Joyce

        We have entered into severance agreements with Messrs. Frisch, Glovinsky, Poan and Joyce, on the terms described under "Compensation Discussion and Analysis—Employment and Severance Agreements—Severance Agreements with Other NEOs," above. Under the agreements:

  •
  "cause" means the executive's conviction of a felony, conviction of stealing funds or property from us or otherwise engaging in fraudulent conduct against us, engaging in knowing and willful misconduct which is materially injurious to us, failure or refusal to comply with directions reasonably consistent with the executive's title and employment terms in a way that is materially injurious to us, or repeated failure or refusal to comply with the directions reasonably consistent with the executive's title and employment terms.

  •
  "good reason" means reduction of the executive's base salary, the assignment of any duties inconsistent in any material respect with the executive's position, authority, duties or responsibilities, our material failure to comply with any provisions of any employment agreement with the executive after notification of the noncompliance, or requiring the executive to change the location of his principal office.

Potential Payments upon Termination or Change of Control

        The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a (i) termination of employment, or (ii) change of control and termination of employment occurred on December 31, 2007, based upon the closing price of Alliance's Common Stock on December 31, 2007 ($9.62) and the Named Executive Officers' compensation and service levels as of such date. The information below does not include any changes to contractual arrangements occurring during 2008. Please see section entitled "Employment and Severance Agreements" above for revisions to the terms and provisions of contractual arrangements related to the named executive officers below.

        As described under "Compensation Discussion & Analysis—Employment and Severance Agreements" above, the employment agreements with Messrs. Viviano and Aihara in effect on December 31, 2007 provide for certain severance benefits in the event their employment with us is terminated "without cause" or they resign for "good reason." In the event of a termination "without cause" or a resignation for "good reason," the executive is entitled to "Severance Payments" from us, consisting of bi-weekly payments of his base salary and 100% of his target annual bonus, during a defined "Salary Continuation Period" provided the executive complies during such period with the non-compete and non-solicitation provisions of the agreement and executes a general release of all claims against our company. In the event the executive is entitled to receive Severance Payments, during the Salary Continuation Period, he will also be entitled to receive "Ancillary Severance Benefits" from us. This consists of continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits including reimbursement of outplacement assistance (the agreements specify that the executive will receive up to $35,000 and that administrative support is also to be provided) relating to his job search. Each agreement also provides that in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A.

        In the event that a termination occurs in connection with a change in control, Messrs. Viviano and Aihara may be subject to a 20% "golden parachute" excise tax imposed under section 4999 of the Code. This excise tax is triggered if the present value of the amount of "parachute payments", which are payments considered contingent on a change in control (determined in accordance with Code section 280G), exceeds the executive's "280G parachute limit". This limit is generally equal to three times the average annual taxable compensation received from us over the previous five calendar years.

The employment agreements require us to pay each executive a gross-up payment if his parachute payments exceed 110% of the 280G parachute limit, in an amount that leaves him economically in the same position as he would be in if the excise tax had not applied. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

        In the event of termination due to his disability, we will continue to provide Mr. Viviano with disability benefits at least equal to those he would otherwise have received for a period of two years from the commencement of such disability. Mr. Aihara is entitled to receive such benefits for a period of 9 months following a termination due to disability.

        As described under "Compensation Discussion & Analysis—Employment and Severance Agreements" above, the severance agreements with Messrs. Frisch, Glovinsky, Poan and Joyce provide for the payment by us of Severance Payments and the provision by us of Ancillary Severance Benefits in the event the executive's employment with us is terminated "without cause" or he resigns for "good reason." In the event of a termination "without cause" or a resignation for "good reason," the COO and General Counsel are entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of two years reverting to eighteen months on April 16, 2009, and our Executive Vice President, Mergers & Acquisitions is entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of eighteen months, provided they comply with the non-compete and non-solicitation provisions of the agreement and execute a general release of all claims against our company. In the event of a termination "without cause" or a resignation for "good reason," our Chief Accounting Officer is entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of one year provided he complies with the non-compete and non-solicitation provisions of the agreements and executes a general release of all claims against our company. The severance agreements also provide that in accordance with Section 409A of the Code, the executives are not entitled to receive any severance benefits for a period of six months after termination if such a delay is necessary to avoid a prohibited distribution under Section 409A. Each severance agreement also requires us to pay the executive the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are less than 110% of the 280G parachute limit, then the amount of payments will instead be reduced so that they are $1 less than the 280G parachute limit.

        For all Named Executive Officers, under the 1999 Equity Plan, the Compensation Committee may, in its sole discretion, provide that awards granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable prior to the completion of the change of control. The Committee may also provide that awards remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. As described under "Compensation Discussion and Analysis—Performance-Based Compensation—Discretionary Long-Term Equity Incentive Awards" above, stock options under our 1999 Equity Plan are subject to single trigger acceleration following a change of control (as defined in the agreement), pursuant to the terms of the option agreement under the plan. Restricted stock awards under our 1999 Equity Plan are subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date. Stock bonus awards under our 1999 Equity Plan (other than Mr. Joyce's stock bonus award) are subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of 1/36th for each month lapsed since the award date. Mr. Joyce's stock bonus award is subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date.

        The table below sets forth the estimated value of the potential payments to named executives assuming the executive's employment had terminated on December 31, 2007, and, to the extent applicable, that a change of control of Alliance also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name	Before Change of Control Termination w/o Cause or for Good Reason ($)	After Change of Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)	Termination for Cause or Resignation without Good Reason ($)	Change of Control (without Termination of Employment) ($)
Paul S. Viviano
Non-Compete payment(3)	$1,500,000	$1,500,000	—	—	—	—
Non-Compete payment(4)	$1,501,314	$1,501,314	—	—	—	—
Accrued Benefits(1)	$653,538	$653,538	$537,017	$653,538	—	—
Outplacement Services(8)	$35,000	$35,000	—	—	—	—
Vesting of Stock Options(2)	—	$4,692,275	—	—	—	$4,692,275
Total	$3,689,852	$8,382,127	$537,017	$653,538	$0	$4,692,275
Michael F. Frisch
Non-Compete payment(9)	$550,000	$550,000	—	—	—	—
Non-Compete payment(10)	$485,720	$485,720	—	—	—	—
Accrued Benefits(1)	$346,417	$346,417	$245,769	$346,417	—	—
Outplacement Services(8)	$35,000	$35,000	—	—	—	—
Vesting of Stock Options(2)	—	$1,624,163	—	—	—	$1,624,163
Total	$1,417,137	$3,041,300	$245,769	$346,417	$0	$1,624,163
Howard K. Aihara
Non-Compete payment(9)	$500,000	$500,000	—	—	—	—
Non-Compete payment(10)	$441,562	$441,562	—	—	—	—
Accrued Benefits(1)	$305,994	$305,994	$275,474	$305,994	—	—
Outplacement Services(8)	$35,000	$35,000	—	—	—	—
Vesting of Stock Options(2)	—	$1,470,650	—	—	—	$1,470,650
Total	$1,282,556	$2,753,206	$275,474	$305,994	$0	$1,470,650
Eli H. Glovinsky
Non-Compete payment(9)	$550,000	$550,000	—	—		—
Non-Compete payment(10)	$513,606	$513,606	—	—	—	—
Accrued Benefits(1)	$353,175	$353,175	$271,984	$353,175	—	—
Outplacement Services(8)	$35,000	$35,000	—		—	—
Vesting of Stock Options(2)	—	$543,555	—	—	—	$543,555
Total	$1,451,781	$1,995,336	$271,984	$353,175		$543,555
Christopher J. Joyce
Termination payment(7)	$120,000	$120,000	—	—	—	—
Accrued Benefits(1)	$255,297	$255,297	$239,513	$255,297	—	—
Outplacement Services(8)	$10,000	$10,000	—	—	—	—
Vesting of Stock Options(2)	—	$655,255	—	—	—	$655,255
Total	$385,297	$1,040,552	$239,513	$255,297	$0	$655,255
Nicholas A. Poan
Non-Compete payment(5)	$175,000	$175,000	—	—	—	—
Non-Compete payment(6)	$164,850	$164,850	—	—	—	—
Accrued Benefits(1)	$201,345	$201,345	$189,068	$201,345	—	—
Outplacement Services(8)	$35,000	$35,000	—	—	—	—
Vesting of Stock Options(2)	—	$605,664				$605,664
Total	$586,195	$1,191,859	$189,068	$201,345	$0	$605,664

(1)
These amounts are equal to the sum of any accrued obligations not theretofore paid through the date of termination, including (i) the executive's base salary, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the executive under the terms and conditions of the applicable bonus plan, incentive compensation plan and/or deferred compensation plan, (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the executive and (iv) for a period equal to two years (three years for Mr. Viviano, one year for Mr. Poan and six months for Mr. Joyce), continued benefits to the executive and/or the executive's dependents at least equal to those which would have been provided to them in accordance with the insurance and benefits plans, programs and arrangements (as defined in the agreements), except in the case of death.

(2)
These amounts represent the value of the unvested and accelerated stock options outstanding at December 31, 2007, calculated assuming that the market price per share of Alliance's Common Stock on the date of termination of employment was equal to the closing price of Alliance's Common Stock on December 31, 2007 ($9.62) and are based upon the difference between $9.62 and the exercise price of the options held by the Named Executive Officer.

(3)
Equal to three times the executive's annual base salary as in effect as of the date of termination.

(4)
Equal to three times the executive's actual cash bonus earned for the calendar year completed immediately prior to the date of transaction.

(5)
Equal to the executive's annual base salary as in effect as of the date of termination.

(6)
Equal to the executive's actual cash bonus earned for the calendar year completed immediately prior to the date of transaction.

(7)
Equal to six months of the executive's annual base salary as in effect as of the date of termination.

(8)
These amounts are equal to a fair market value of outplacement services which would be required for the named executive officer.

(9)
Equal to twice the executive's annual base salary as in effect as of the date of termination.

(10)
Equal to twice the executive's actual cash bonus earned for the calendar year completed immediately prior to the date of transaction.

401(k) Plan

        We established a tax deferred 401(k) savings plan in January 1990. Effective January 1, 2001, the 401(k) plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 25% of their annual compensation. We match 50 cents for every dollar of employee contributions up to 5% of their compensation, subject to statutory limitations. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Code so that the 401(k) plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee's individual account, which are invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee's pre-tax contributions are fully vested and nonforfeitable at all times. Matching contributions vest over four years of service. An employee may forfeit unvested amounts upon termination of employment, unless the termination is because of death, disability or retirement, in which case matching contributions vest in their entirety.

        Matching contributions made by us pursuant to the 401(k) plan to the named executive officers for the 2007 fiscal year are included under "All Other Compensation" in the Summary Compensation Table.

Stock Option Plan

        All of our outstanding employee stock options were granted under our 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries dated November 2, 1999, or the 1999 Equity Plan. The 1999 Equity Plan is designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service.

        Types of Award.    The 1999 Equity Plan provides for the grant of non-qualified options, restricted stock, restricted stock unit, stock bonus and performance-based awards to employees, consultants or other persons with a unique relationship to us or our subsidiaries

        Options Available and Outstanding.    A total of 5,968,020 shares were reserved for issuance under the 1999 Equity Plan as of December 31, 2007, of which 4,066,965 were subject to outstanding options as of such date.

        Administration.    The Compensation Committee administers the 1999 Equity Plan. The Compensation Committee has authority to select the employees, consultants or others to whom options will be granted under the plans, the number of shares to be subject to those options, and the terms and conditions of the options. In addition, the Compensation Committee has the authority to construe and interpret the 1999 Equity Plan and to adopt rules for the administration, interpretation and application of the 1999 Equity Plan that are consistent with its terms. Awards granted under the 1999 Equity Plan become vested and exercisable as determined by the Compensation Committee at the time of the grant, at a price determined by the committee.

        Stockholders' Agreement.    Certain initial option grants made under our 1999 Equity Plan, together with the underlying shares, are subject to the terms and conditions of stockholders' agreements entered into by grant recipients. The stockholders' agreements provide that except for limited exceptions, the optionholder may not transfer, sell or otherwise dispose of any shares acquired upon exercise of initial option grants prior to the fifth anniversary of the grant date. In December 2007, the Compensation Committee approved a change in the structure of our option agreements which provided that option grants awarded after the date of the change will not be subject to a stockholders' agreement. This change did not affect the initial option grants to our Named Executive Officers, which remain subject to the stockholders' agreements.

        Amendment.    The 1999 Equity Plan may be amended or modified by the Compensation Committee, and may be terminated by our Board of Directors.

        Exercise of Options.    Options granted under the 1999 Equity Plan may be exercised in cash or, at the discretion of the Compensation Committee, through the delivery of previously owned shares, through the surrender of shares which would otherwise be issuable upon exercise of the option, or any combination of the foregoing..

        Change of Control.    Under the 1999 Equity Plan, the Compensation Committee may, in its sole discretion, provide that awards granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable prior to the completion of the change of control. The committee may also provide that awards remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. A change of control is defined in the 1999 Equity Plan as the:

  •
  merger or consolidation of our corporation into another corporation;

  •
  exchange of all or substantially all of our assets for the securities of another corporation;

  •
  acquisition by another corporation of 80% or more of our then outstanding shares of voting stock; or

  •
  recapitalization, reclassification, liquidation or dissolution of our corporation, or other adjustment or event which results in shares of our Common Stock being exchanged for or converted into cash, securities or other property.

        As described under "Compensation Discussion and Analysis—Performance-Based Compensation—Discretionary Long-Term Equity Incentive Awards" above, stock options under our 1999 Equity Plan are subject to single trigger acceleration following a change of control (as defined in the agreement), pursuant to the terms of the option agreement under the plan. Restricted stock awards under our 1999 Equity Plan are subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date. Stock bonus awards under our 1999 Equity Plan (other than Mr. Joyce's stock bonus award) are subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of 1/36th for each month lapsed since the award date. Mr. Joyce's stock bonus award is subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Prior to the sale by an affiliate of KKR of 49% of the outstanding shares of our Common Stock, Messrs. Michelson and Momtazee served as members of the Compensation Committee of our Board of Directors. Messrs. Michelson and Momtazee are affiliated with KKR. After the sale, Messrs. Helfet, Lane, Samek and Harmon have served as the members of the Compensation Committee. The sale occurred on April 16, 2007. For a description of the sale, see "Certain Relationships and Related Party Transactions" below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Review and Approval of Related Party Transactions

        All relationships and transactions in which we are a participant and involving our directors, executive officers, nominees for directors, stockholders beneficially owning more than 5% of our outstanding shares, or any of their respective immediate family members are participants are reviewed by an independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, also discuss with management and the independent auditor any related-party transactions brought to the Committee's attention which could reasonably be expected to have a material impact on our financial statements.

        In the course of their review and approval or ratification of a disclosable related party transaction, the independent and disinterested members of the Board may consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to the company;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

  •
  any other matters the Audit Committee or such independent and disinterested members of the Board deems appropriate.

  Related Party Transactions

        We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

        Prior to the sale by Viewer Holdings LLC (an entity managed by an affiliate of KKR) of 49% of our outstanding shares of Common Stock to Oaktree, MTS and their affiliates on April 16, 2007, KKR provided management, consulting and financial services to us. We paid KKR an annual fee of $650,000 for such services. In 2007, we paid KKR $192,857 for such services rendered through April 16, 2007, the date on which our obligation to pay for such services terminated. In addition, we reimbursed KKR and its affiliates for all reasonable costs and expenses incurred in connection with the management, consulting and financial services provided by KKR. We were also contractually obligated to reimburse KKR and its affiliates for all reasonable costs and expenses incurred in connection with their ownership of our shares of Common Stock.

        We formed a special committee of independent and disinterested directors to consider various matters in connection with Viewer's sale of shares to Oaktree, MTS and their affiliates, or the purchasers. We incurred expenses of between one and two million dollars in connection with the sale, $1.25 million of which was reimbursed to us by the purchasers. In connection with their share purchase, the purchasers negotiated a Governance and Standstill Agreement with the special committee, under which they obtained various management rights and rights to designate persons to our Board and committees, and under which they agreed that they would not obtain beneficial ownership of greater than 49.9% of our outstanding shares of Common Stock for a period of three years after closing. Viewer also assigned to the purchasers registration rights under its registration rights agreement with us.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        During fiscal 2007, the Audit Committee of the Board of Directors consisted of three non-employee directors who met the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is available at: www.allianceimaging.com / investorrelations / corporategovernance.

What are the responsibilities of management, the independent auditors and the Audit Committee?

        The purpose of the Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder approval, is to assist the Board of Directors with its oversight responsibilities regarding: (i) the integrity of our financial statements and internal controls; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm's qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee's responsibilities are limited to oversight.

        Alliance's management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Alliance's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of such annual financial statements with accounting principles generally accepted in the United States, auditing management's assessment of internal controls over financial reporting as well as the effectiveness of those internal controls and reviewing our quarterly financial statements.

How does the Audit Committee carry out its responsibilities?

  •
  The Audit Committee has convened seven times during the year to discuss the interim and annual financial statements and Alliance's internal controls on the financial reporting process.

  •
  The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2007 and met with both management and our independent registered public accounting firm, Deloitte & Touche LLP, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

  •
  The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosure and letter regarding its independence from Alliance as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

  •
  The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm's independence.

  •
  The Audit Committee has also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement of Auditing Standard No. 61.

        Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Alliance's Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission. The Committee has also recommended, subject to stockholder ratification and approval, the appointment of Deloitte & Touche LLP as Alliance's independent registered public accounting firm for fiscal year 2008.

The Audit Committee

Neil F. Dimick, Chairman
Anthony B. Helfet
Edward L. Samek

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Alliance believes that during fiscal 2007, all SEC filings of directors, officers and ten percent stockholders complied with the requirements of Section 16 of the Securities Exchange Act. This belief is based on our review of forms filed, or written notice that no forms were required.

AVAILABILITY OF CERTAIN DOCUMENTS

        Alliance will mail without charge to any Stockholder upon written request a copy of Alliance's Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements, schedules and a list of exhibits. We will also mail without charge upon written request copies of our Corporate Governance Guidelines and the charters of our standing Board Committees.

        Our Code of Business Conduct and Ethics governing our directors, officers and employees is posted on our web site, which is located at www.allianceimaging.com (and is available in print, upon request) and we will also post on our web site any amendment to the Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, as defined in the Code, and our executive officers or directors.

        Requests for the above documents should be sent to Secretary, Alliance Imaging, Inc., 1900 S. State College Boulevard, Suite 600, Anaheim, CA 92806.

By Order of the Board of Directors,
/s/ ELI H. GLOVINSKY Eli H. Glovinsky Executive Vice President, General Counsel and Secretary

Anaheim, California
April 16, 2008

Appendix A

1999 EQUITY PLAN
FOR EMPLOYEES OF
ALLIANCE IMAGING, INC. AND SUBSIDIARIES
(As amended and restated December 14, 2007)

1.
PURPOSE OF PLAN

        The 1999 Equity Plan, as amended and restated, for Employees of Alliance Imaging, Inc. and Subsidiaries (the "Plan") is designed:

        (a)   to promote the long term financial interests and growth of Alliance Imaging, Inc., a Delaware corporation (the "Company") and its Subsidiaries by attracting and retaining management and personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company's business;

        (b)   to motivate personnel by means of growth-related incentives to achieve long range goals; and

        (c)   to further the identity of interests of participants with those of the stockholders of the Company through opportunities for stock or stock-based ownership in the Company.

2.
DEFINITIONS

        As used in the Plan, the following words shall have the following meanings:

        (a)   "Award" means any right granted under the Plan, including a Stock Option award, a Restricted Stock award, a Restricted Stock Unit award, a Stock Bonus award and a Performance-Based Award.

        (b)   "Award Agreement" means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

        (c)   "Board of Directors" means the Board of Directors of the Company.

        (d)   "Code" means the Internal Revenue Code of 1986, as amended.

        (e)   "Committee" means the Compensation Committee of the Board of Directors or another committee of the Board of Directors designated by the Board of Directors to administer the Plan.

        (f)    "Common Stock" or "Share" means $.01 par value common stock of the Company.

        (g)   "Covered Employee" means an Employee who is, or could be, a "covered employee" within the meaning of Section 162(m) of the Code.

        (h)   "Director" means a member of the Board of Directors.

        (i)    "Employee" means a person, including an officer, in the regular full-time employment of the Company or one of its Subsidiaries.

        (j)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (k)   "Fair Market Value" means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

        (l)    "Independent Director" means a Director who is not an Employee.

        (m)  "Participant" means an Employee, Director, consultant or other person having a unique relationship with the Company or one of its Subsidiaries, to whom one or more Awards have been made and such Awards have not all been forfeited or terminated under the Plan.

        (n)   "Performance-Based Award" means an Award granted to selected Covered Employees pursuant to Sections 6 and 7, but which is subject to the terms and conditions set forth in Section 8. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

        (o)   "Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders' equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

        (p)   "Performance Goals" means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

        (q)   "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance-Based Award.

        (r)   "Qualified Performance-Based Compensation" means any compensation that is intended to qualify as "qualified performance-based compensation" as described in Section 162(m)(4)(C) of the Code.

        (s)   "Restricted Stock" means restricted shares of Common Stock granted pursuant to Section 6 of the Plan.

        (t)    "Restricted Stock Unit" means a right to receive a specified number of shares of Common Stock pursuant to Section 7(a).

        (u)   "Securities Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

        (v)   "Stock Bonus" means the right to receive a bonus of Common Stock for past services pursuant to Section 7(b) of the Plan.

        (w)  "Stock Options" means the "Non-Qualified Stock Options" described in Section 5.

        (x)   "Subsidiary" means any corporation (or other entity) other than the Company in an unbroken chain of entities beginning with the Company if each of the entities, or group of commonly controlled entities, other than the last entity in the unbroken chain, then owns stock (or other equity interest) possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

3.
ADMINISTRATION OF PLAN

        (a)   The Plan shall be administered by the Committee. The members of the Committee shall consist solely of individuals who are both "non-employee directors" as defined by Rule 16b-3 promulgated under the Exchange Act and "outside directors" for purposes of Section 162(m) of the Code, to the extent that the Company and its Employees are subject to Section 16 of the Exchange Act or Section 162(m) of the Code. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power, authority and the discretion to administer, construe and interpret the Plan and Award Agreements, to make rules for carrying out the Plan and to make changes in such rules. Any such interpretations, rules, and administration shall be made and done in good faith and consistent with the basic purposes of the Plan. Notwithstanding the foregoing, the full Board of Directors, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term "Committee" as used in this Plan shall be deemed to refer to the Board of Directors.

        (b)   The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Awards to Participants who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code and only the Board of Directors may designate and make Awards to Participants who are Independent Directors.

        (c)   The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and Directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. Subject to the terms and conditions of the Plan and any applicable Award Agreement, all actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all members of the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation.

4.
ELIGIBILITY

        The Committee may from time to time make Awards under the Plan to such Employees, Directors, consultants, or other persons having a unique relationship with the Company or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. Awards may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, such Award Agreement shall contain provisions dealing with the treatment of Awards in the event of the termination, death or disability of the Participant, and may also include provisions concerning the treatment of Awards in the event of a change in control of the Company.

5.
STOCK OPTION AWARDS

        From time to time, the Committee will grant options to purchase Common Stock which are not "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as

amended. At the time of grant, the Committee shall determine, and shall have specified in the Stock Option Award Agreement or other Plan rules, the option exercise period, the option exercise price, and such other conditions or restrictions on the grant or exercise of the Stock Option as the Committee deems appropriate. In addition to other restrictions contained in the Plan and Stock Option Award Agreement, Stock Options granted under this Section 5 (i) may not be exercised more than 10 years after the date granted and (ii) may not have an option exercise price less than 85% of the Fair Market Value of Common Stock on the date the option is granted. Payment of the option exercise price shall be made in cash or, with the consent of the Committee, in shares of Common Stock (including shares acquired by contemporaneous exercise of other Stock Options), or a combination thereof, in accordance with the terms of the Plan, the Stock Option Award Agreement and any applicable guidelines of the Committee in effect at the time.

6.
RESTRICTED STOCK AWARDS

        (a)   The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

        (b)   Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

        (c)   The Committee may establish the exercise or purchase price, if any, of any Restricted Stock; provided, however, that such price shall not be less than the par value of a Share on the date of grant, unless otherwise permitted by applicable state law. The Committee may determine that Participants in the Plan may be awarded Restricted Stock in consideration for past services actually rendered to the Company for its benefit.

        (d)   Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (i) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (ii) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

        (e)   Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

7.
OTHER TYPES OF AWARDS

        (a)   The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

        (b)   The Committee is authorized to make Awards of Stock Bonuses to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Stock Bonuses shall be evidenced by an Award Agreement.

        (c)   Except as otherwise provided herein, the term of any Award of a Restricted Stock Unit or Stock Bonus shall be set by the Committee in its discretion.

        (d)   The Committee may establish the exercise or purchase price, if any, of any Restricted Stock Unit or Stock Bonus Award; provided, however, that such price shall not be less than the par value of a Share on the date of grant, unless otherwise permitted by applicable state law. The Committee may determine that Participants in the Plan may be awarded a Restricted Stock Unit or Stock Bonus in consideration for past services actually rendered to the Company for its benefit.

        (e)   An Award of a Restricted Stock Unit or Stock Bonus shall only be exercisable or payable while the Participant is an Employee, Director, consultant or person having a unique relationship with the Company, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of a Restricted Stock Unit or Stock Bonus may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a change in control of the Company, or because of the Participant's retirement, death or disability, or otherwise.

        (f)    All Awards under this Section 7 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

8.
PERFORMANCE-BASED AWARDS

        (a)   Purpose. The purpose of this Section 8 is to provide the Committee the ability to qualify Awards other than Stock Options and that are granted pursuant to Sections 6 and 7 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 8 shall control over any contrary provision contained in Sections 6 and 7; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 8.

        (b)   Applicability. This Section 8 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

        (c)   Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Sections 6 and 7 which may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

        (d)   Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

        (e)   Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

9.
LIMITATIONS AND CONDITIONS

        (a)   Subject to Section 11, the number of Shares available for Awards under the Plan shall be 8,025,000 shares of the authorized Common Stock as of the effective date of the Plan. Unless restricted by applicable law, Shares related to Awards that are forfeited, terminated, canceled or expire unexercised, shall immediately become available for Awards.

        (b)   No Participant shall be granted, in any calendar year, Awards to purchase more than 2,000,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 11 and 12. For purposes of this Section 9(b), if a Stock Option is canceled in the same calendar year it was granted (other than in connection with a transaction described in Section 11 and 12), the canceled Stock Option will be counted against the limit set forth in this Section 9(b). For this purpose, if the exercise price of a Stock Option is reduced, the transaction shall be treated as a cancellation of the Stock Option and the grant of a new Stock Option.

        (c)   No Awards shall be made under the Plan beyond ten years after the effective date of the Plan, as amended and restated on December 14, 2007, but the terms of Awards made on or before the expiration thereof may extend beyond such expiration. At the time an Award is made or amended or the terms or conditions of an Award are changed, the Committee may provide for limitations or conditions on such Award.

        (d)   Nothing contained herein shall affect the right of the Company or any Subsidiary to terminate any Participant's employment at any time or for any reason.

        (e)   Except as otherwise prescribed by the Committee, the amounts of the Awards for any employee of a Subsidiary, along with interest, dividends, and other expenses accrued on deferred Awards shall be charged to the Participant's employer during the period for which the Award is made. If the Participant is employed by more than one Subsidiary or by a combination of the Company and a Subsidiary during the period for which the Award is made, the Participant's Award and related expenses will be allocated between the companies employing the Participant in a manner prescribed by the Committee.

        (f)    Other than as specifically provided by will or by the applicable laws of descent and distribution or the terms of any applicable trust, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

        (g)   Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Company in respect of any Shares purchasable or otherwise acquired in connection with any Award unless and until certificates representing any such Shares have been issued by the Company to such Participants; provided, however, that no delay in the issuance of certificates due to be issued hereunder representing any such Shares shall operate to impair or prejudice any Participant's rights to participate in a corporate transaction providing for the disposition of such Shares.

        (h)   No election as to benefits or exercise of Stock Options, Restricted Stock, Restricted Stock Units, Stock Bonuses, Performance-Based Awards or other rights may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

        (i)    Absent express provisions to the contrary, no Award under the Plan shall be deemed "compensation" for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Pension Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

        (j)    Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company's obligations under the Plan.

10.
TRANSFERS AND LEAVES OF ABSENCE

        For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant's employment without an intervening period of separation among the Company and any Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence.

11.
ADJUSTMENTS

        In the event of any change in the outstanding Common Stock (including an exchange for cash) by reason of a stock split, reverse stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, merger, change of control, or similar event, the Committee shall adjust appropriately the number and kind of Shares subject to the Plan and available for or covered by Awards and Share prices related to outstanding Awards, and make such other revisions to outstanding Awards as it deems are equitably required. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

12.
MERGER, CONSOLIDATION, EXCHANGE, ACQUISITION, DISTRIBUTION, LIQUIDATION OR DISSOLUTION

        In its sole discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Award, the Committee may provide that such Award cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in shares of Common Stock being exchanged for or converted into cash, securities or other property, and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate in its absolute discretion, also provide, either by the terms of such Award or by a resolution adopted prior to the consummation of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to the consummation of such transaction or event, such Award shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Section 9(c)) and that, upon the consummation of such event, such Award shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Award shall remain exercisable after any such event, from and after such event, any such Award shall be exercisable only for the kind and amount of cash, securities and/or other property, or the cash equivalent thereof (net of any applicable exercise price), receivable as a result of such event by the holder of a number of shares of stock for which such Award could have been exercised immediately prior to such event.

        In the event of a "spin-off" or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Company's Common Stock, the Committee shall in its discretion make an appropriate and equitable adjustment to any Award exercise price to reflect such diminution.

13.
AMENDMENT AND TERMINATION

        The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with the Plan; provided, that, except for adjustments under Section 11 or 12 hereof, no such action shall modify such Award in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Award. The Board of Directors may amend, suspend or terminate the Plan.

14.
WITHHOLDING TAXES

        The Company shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise of an Award that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. Any Award Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Award Agreement, to pay a portion or all of such withholding taxes in shares of Common Stock (including shares acquired by contemporaneous exercise of other Stock Options).

15.
REGISTRATION

        (a)   If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act, or engaged in a Public Offering (as defined below), (i) the Company shall use reasonable efforts to register the Awards and the Common Stock to be acquired on exercise of the Awards on a Form S-8 Registration Statement or any successor to Form S-8 to the extent that such registration is then available with respect to such Awards and Common Stock and (ii) the Company will use reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission ("SEC") thereunder, to the extent required from time to time to enable the Participant to sell shares of Common Stock without registration under the Securities Act within the limitations of the exemptions provided under any applicable rule or regulation of the SEC. Notwithstanding anything contained in this Section 15, the Company may deregister under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

Nothing in this Section 15 shall be deemed to limit in any manner otherwise applicable restrictions on sales of Common Stock.

        (b)   As used herein the term "Public Offering" shall mean the sale of shares of Common Stock to the public pursuant to a registration statement under the Securities Act which has been declared effective by the SEC (other than a registration statement on Form S-8 or any other similar form) which results in an active trading market in the Common Stock.

16.
EFFECTIVE DATE AND TERMINATION DATES

        The Plan as amended and restated by the Board of Directors shall be effective on and as of December 14, 2007 and shall terminate on December 13, 2017, subject to earlier termination by the Board of Directors pursuant to Section 13. The Plan will be submitted for the approval of the Company's stockholders within twelve (12) months after the date of the Board's initial adoption of the Plan. Awards may be granted prior to such stockholder approval, provided that Awards granted to Independent Directors shall not be exercisable, shall not vest and the restrictions thereon shall not lapse prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve month period, all Awards previously granted to Independent Directors under the Plan shall thereupon be canceled and become null and void.

17.
SECTION 409A

        To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the effective date of the Plan), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

* * * * * * * * * *

        I hereby certify that the foregoing Plan was duly amended and restated by the Board of Directors of Alliance Imaging, Inc. on December 14, 2007. Executed on this 14th day of December, 2007.

/s/ ELI H. GLOVINSKY By: Eli H. Glovinsky Title: Executive Vice President, General Counsel and Secretary

        I hereby certify that the foregoing Plan, as amended and restated herein was approved by the stockholders of Alliance Imaging, Inc. on                                    , 2008. Executed on this                         day of                                    , 2008.

/s/ Eli H. Glovinsky By: Eli H. Glovinsky Title: Executive Vice President, General Counsel and Secretary

Appendix B

INDEMNIFICATION AGREEMENT

        This INDEMNIFICATION AGREEMENT ("Agreement") is made on                        , 20    , between Alliance Imaging, Inc., a Delaware corporation (the "Company"), and                                    ("Indemnitee"), an officer and/or member of the Board of Directors of the Company and shall be effective concurrent with the commencement of Indemnitee's position as an officer and/or director of the Company.

        WHEREAS, the Company desires the benefits of having Indemnitee serve as an officer and/or director secure in the knowledge that expenses, liabilities and losses incurred by Indemnitee in Indemnitee's good faith service to the Company will be borne by the Company or its successors and assigns in accordance with applicable law; and

        WHEREAS, the Company desires that Indemnitee resist and defend against what Indemnitee may consider to be unjustified investigations, claims, actions, suits and proceedings which have arisen or may arise in the future as a result of Indemnitee's service to the Company notwithstanding that conditions in the insurance markets may make directors' and officers' liability insurance coverage unavailable or available only at premium levels which the Company may deem inappropriate to pay; and

        WHEREAS, the parties believe it appropriate to memorialize and reaffirm the Company's indemnification obligations to Indemnitee and, in addition, set forth the indemnification agreements contained herein;

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

        1.     Indemnification.    Indemnitee shall be indemnified and held harmless by the Company to the fullest extent permitted by its Certificate of Incorporation, Bylaws and applicable law, as the same exists or may hereafter be amended, against all expenses, liabilities, losses, damages, penalties, costs, attorneys' fees and disbursements, judgments, fines, amounts paid or to be paid in any settlement approved in advance by the Company (such approval not to be unreasonably withheld), expenses of establishing a right to indemnification under this Agreement, and costs of attachment or similar bonds (collectively, "Indemnifiable Expenses") incurred or suffered by Indemnitee in connection with any present or future threatened, pending, contemplated or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (collectively, "Indemnifiable Litigation"), (i) to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee's capacity as a director, officer, employee or agent of the Company, or (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as a director, officer, employee or agent of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        2.     Interim Expenses.    The Company agrees to pay Indemnifiable Expenses incurred by Indemnitee in connection with any Indemnifiable Litigation in advance of the final disposition thereof, provided that the Company has received an undertaking by or on behalf of Indemnitee, substantially in the form attached hereto as Exhibit A, to repay the amount so advanced to the extent that it is ultimately determined that such Indemnifiable Expenses were not reasonable or that Indemnitee is not entitled to be indemnified by the Company under this Agreement or otherwise. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company. The burden of proving that Indemnitee is not entitled to indemnification hereunder for any reason shall in all cases be upon the Company.

        3.     Procedure for Making Demand.    To obtain indemnification under this Agreement, Indemnitee shall provide the Company with written notice of Indemnitee's claim therefor. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address set forth in Section 10 hereof (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received three business days after the date postmarked and sent by certified or registered mail, properly addressed; otherwise notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power. Any indemnification provided for in Section 1 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. No Indemnifiable Expenses for which indemnity shall be sought under this Agreement, other than those in respect of judgments and verdicts actually rendered, shall be incurred without the prior consent of the Company, which consent shall not be unreasonably withheld.

        4.     Exclusions.    The Company shall not be liable under this Agreement to pay any Expenses in connection with any claim made against the Indemnitee:

          (a)   to the extent that payment is actually made to the Indemnitee under a valid, enforceable and collectible insurance policy;

          (b)   to the extent that the Indemnitee is indemnified and actually paid otherwise than pursuant to this Agreement;

          (c)   in connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duty to the Company unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper;

          (d)   if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the Indemnitee's in fact having gained any personal profit or advantage to which he was not legally entitled;

          (e)   for a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

          (f)    brought about or contributed to by the dishonesty of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated; or

          (g)   for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity or for any other reason.

        5.     Failure to Indemnify.

          (a)   If a claim under this Agreement, or any applicable law, or under any provision of the Company's Amended and Restated Certificate of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company, within forty-five (45) days after a written request for payment thereof has been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 11 of this Agreement, if successful in whole or in part, Indemnitee shall also be entitled to be paid for the expense (including attorneys' fees) of bringing such action.

          (b)   It shall be a defense to such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the lowest standard of conduct which makes it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and Indemnitee shall be entitled to receive interim payments of interim expenses pursuant to Section 2 hereof unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties' intention that if the Company contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its board of directors, any committee or subgroup of the board of directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

        6.     Notice to Insurers.    If, at the time of the receipt of a notice of a claim pursuant to Section 3 hereof, the Company has director and/or officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

        7.     Retention of Counsel.    In the event that the Company shall be obligated to pay Indemnifiable Expenses as a result of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by that Indemnitee with respect to that same proceeding, provided that (i) Indemnitee shall have the right to employ counsel in any such proceeding at Indemnitee's expense, and (ii) Indemnitee shall have the right to employ counsel in any such proceeding at the Company's expense if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume defense of such proceeding.

        8.     Successors.    This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

        9.     Mutual Acknowledgment.    Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company may be required in the future to undertake to the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee, and, in that event, the Indemnitee's rights and the Company's obligations hereunder shall be subject to that determination.

        10.   Contract Rights Not Exclusive.    The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnitee may have or may hereafter acquire under any applicable law, provision of the Company's Certificate of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

        11.   Indemnitee's Obligations.    The Indemnitee shall promptly advise the Company in writing of the institution of any investigation, claim, action, suit or proceeding which is or may be subject to this Agreement and keep the Company generally informed of, and consult with the Company with respect to, the status of any such investigation, claim, action, suit or proceeding. Notices to the Company shall be directed to Alliance Imaging, Inc., 1900 S. State College Blvd., Suite 600, Anaheim, CA 92806, Attn: Chairman of the Board (or other such address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received three days after the date postmarked if sent by certified or registered mail, properly addressed. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

        12.   Attorneys' Fees.    In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Indemnitee with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement, or to enforce or interpret any other terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys' fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee's counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee's material defenses to such action were made in bad faith or were frivolous.

        13.   Severability.    Should any provision of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

        14.   Modification and Waiver.    No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether of not similar) nor shall such waiver constitute a continuing waiver.

        15.   Choice of Law.    The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ALLIANCE IMAGING, INC., a Delaware corporation
By:
Name:
Its:
INDEMNITEE:
By:
Name:

EXHIBIT A

UNDERTAKING AGREEMENT

        This UNDERTAKING AGREEMENT is made on                   , 20    , between Alliance Imaging, Inc., a Delaware corporation (the "Company") and                                     , an officer and/or member of the board of directors of the Company ("Indemnitee").

        WHEREAS, Indemnitee has or may become involved in investigations, claims, actions, suits or proceedings which have arisen or may arise in the future as a result of Indemnitee's service to the Company; and

        WHEREAS, Indemnitee desires that the Company pay any and all expenses (including, but not limited to, attorneys' fees and court costs) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in defending or investigating any such suits or claims and that such payment be made in advance of the final disposition of such investigations, claims, actions, suits or proceedings to the extent that Indemnitee has not been previously reimbursed by insurance; and

        WHEREAS, the Company is willing to make such payments but, in accordance with Section 145 of the General Corporation Law of the State of Delaware, the Company may make such payments only if it receives an undertaking to repay from Indemnitee; and

        WHEREAS, Indemnitee is willing to give such an undertaking;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

        1.     In regard to any payments made by the Company to Indemnitee pursuant to the terms of the Indemnification Agreement dated                        , 20    , between the Company and Indemnitee, Indemnitee hereby undertakes and agrees to repay to the Company any and all amounts so paid promptly and in any event within thirty (30) days after the disposition, including any appeals, of any litigation or threatened litigation on account of which payments were made, but only to the extent that Indemnitee is ultimately found not entitled to be indemnified by the Company under the Bylaws of the Company and Section 145 of the General Corporation Law of the State of Delaware, or other applicable law.

        2.     This Agreement shall not affect in any manner rights which Indemnitee may have against the Company, any insurer or any other person to seek indemnification for or reimbursement of any expenses referred to herein or any judgment which may be rendered in any litigation or proceeding.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

ALLIANCE IMAGING, INC., a Delaware corporation
By:
Its:
INDEMNITEE:
Name:

ALLIANCE IMAGING, INC.
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholders of Alliance Imaging, Inc. (the "Company") hereby nominate, constitute and appoint Eli H. Glovinsky and Howard K. Aihara, or either one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Stockholders of Alliance Imaging, Inc. (the "Annual Meeting") to be held at the Company's headquarters at 1900 S. State College Blvd., Suite 600, Anaheim, CA 92806, on Friday, May 23, 2008 at 10:00 a.m., Pacific time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as follows:

        This proxy will be voted "FOR" the election of all nominees unless authority to do so is withheld for all nominees or for any other nominee. Unless "AGAINST" or "ABSTAIN" is indicated, this proxy will be voted "FOR" approval of the amendment to the Amended and Restated 1999 Equity Plan, "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm and "FOR" approval of the form of indemnification agreement for directors and officers and ratification of existing indemnification agreements. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

        (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
ALLIANCE IMAGING, INC.
May 23, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

        Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS: Class I Term will expire in 2011
NOMINEES:
☐ FOR ALL NOMINEES	☐ Neil F. Dimick
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Paul S. Viviano
☐ FOR ALL EXCEPT (See instructions below)	☐ Curtis S. Lane
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT"and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
		FOR	AGAINST	ABSTAIN
2.	APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 1999 EQUITY PLAN. To approve the amendment to the Amended and Restated 1999 Equity Plan for Employees of Alliance Imaging, Inc. and subsidiaries.	☐	☐	☐
3.
	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2008.	☐	☐	☐
4.
	APPROVAL OF THE FORM OF INDEMNIFICATION AGREEMENT FOR DIRECTORS AND OFFICERS AND RATIFICATION OF EXISTING INDEMNIFICATION AGREEMENTS. To approve the form of indemnification agreement for directors and officers and ratify existing indemnification agreements.	☐	☐	☐
5.
OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof. The Board of Directors at the present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.

The Board of Directors recommends a vote "FOR" the election of all nominees for director, "FOR" approval of the amendment to the Amended and Restated 1999 Equity Plan, "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm and "FOR" approval of the form of indemnification agreement for directors and officers and ratification of existing indemnification agreements. In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

The undersigned hereby ratifies and confirms all that said attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement accompanying said notice.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROPOSALS YOU MAY VOTE ON PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 THE APPROVAL OF AN AMENDMENT TO OUR 1999 EQUITY PLAN FOR EMPLOYEES OF ALLIANCE IMAGING, INC. AND SUBSIDIARIES, AS AMENDED AND RESTATED.
PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 APPROVAL OF THE FORM OF INDEMNIFICATION AGREEMENT FOR OUR DIRECTORS AND OFFICERS AND RATIFICATION OF EXISTING INDEMNIFICATION AGREEMENTS
OWNERSHIP OF ALLIANCE COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AVAILABILITY OF CERTAIN DOCUMENTS
  Appendix A
1999 EQUITY PLAN FOR EMPLOYEES OF ALLIANCE IMAGING, INC. AND SUBSIDIARIES (As amended and restated December 14, 2007)
  Appendix B
INDEMNIFICATION AGREEMENT
EXHIBIT A UNDERTAKING AGREEMENT